SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.  )

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NAVIDEA BIOPHARMACEUTICALS, INC.

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2015 ANNUAL MEETING OF STOCKHOLDERS

June 5, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Navidea Biopharmaceuticals, Inc., which will be held at 9:00 a.m., Eastern Daylight Time, on July 16, 2015, at The Conference Center at OCLC, 6600 Kilgour Place, Dublin, Ohio 43017. The matters on the meeting agenda are described in the Notice of 2015 Annual Meeting of Stockholders and proxy statement which accompany this letter.

We hope you will be able to attend the meeting, but regardless of your plans, we ask that you please complete, sign, and date the enclosed proxy card and return it in the envelope provided, or take advantage of the opportunity to vote online or by telephone, so that your shares will be represented at the meeting.

Very truly yours,

/s/ Ricardo J. Gonzalez

Ricardo J. Gonzalez
President and Chief Executive Officer

NAVIDEA BIOPHARMACEUTICALS, INC.

5600 Blazer Parkway, Suite 200

Dublin, Ohio 43017

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of

NAVIDEA BIOPHARMACEUTICALS, INC.:

The Annual Meeting of the Stockholders of Navidea Biopharmaceuticals, Inc., a Delaware corporation (the Company), will be held at The Conference Center at OCLC, 6600 Kilgour Place, Dublin, Ohio 43017, on July 16, 2015, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect two directors, to serve for a term of three years and until their successors are duly elected and qualified;

2.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2015; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on May 22, 2015, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of stockholders will be available for examination by any stockholder at the Annual Meeting and for a period of 10 days before the Annual Meeting at the executive offices of the Company.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on July 16, 2015: The proxy statement and annual report to security holders are available at www.proxyvote.com.

Whether or not you plan to attend the Annual Meeting, please complete, sign, and date the enclosed proxy card and return it in the envelope provided, or take advantage of the opportunity to vote your proxy online or by telephone.

By Order of the Board of Directors

/s/ Ricardo J. Gonzalez

Ricardo J. Gonzalez
President and Chief Executive Officer

Dublin, Ohio

June 5, 2015

NAVIDEA BIOPHARMACEUTICALS, INC.

2015 ANNUAL MEETING OF STOCKHOLDERS

July 16, 2015

PROXY STATEMENT

Dated June 5, 2015

GENERAL INFORMATION

Date, Time and Place of Annual Meeting. The Annual Meeting of the Stockholders of Navidea Biopharmaceuticals, Inc. will be held at The Conference Center at OCLC, 6600 Kilgour Place, Dublin, Ohio 43017, on July 16, 2015, at 9:00 a.m., Eastern Daylight Time.

Solicitation. This proxy statement is furnished to the stockholders of Navidea Biopharmaceuticals, Inc., a Delaware corporation, in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Company’s 2015 Annual Meeting of Stockholders to be held on July 16, 2015, and any adjournment thereof. We have elected to furnish proxy materials and our fiscal 2014 annual report to many of our stockholders over the Internet pursuant to the rules of the U.S. Securities and Exchange Commission. On or about June 5, 2015, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our proxy statement and annual report and how to vote online. All other stockholders received a copy of the proxy statement and annual report by mail on or about June 5, 2015. The Notice also contains instructions on how you can elect to receive a printed copy of the proxy statement and annual report, if you only received a Notice by mail. All expenses in connection with this solicitation of proxies will be paid by us. Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

Company Address. The mailing address of our principal executive offices is 5600 Blazer Parkway, Suite 200, Dublin, Ohio 43017.

Voting Rights. Stockholders of record at the close of business on May 22, 2015 (the Record Date), are entitled to notice of and to vote at the Annual Meeting. As of that date, there were 150,730,438 shares of common stock, par value $0.001 per share (Common Stock) outstanding. Each holder of Common Stock of record on May 22, 2015, is entitled to one vote per share held with respect to all matters which may be brought before the Annual Meeting.

Authorization. The shares represented by the accompanying proxy will be voted as directed if the proxy is properly completed, signed, and received by us or otherwise properly voted on the Internet or by telephone. The proxy will be voted at the discretion of the persons acting under the proxy to transact such other business as may properly come before the Annual Meeting and any adjournment thereof. If you are a holder of record and you sign, date, and send in your proxy but do not indicate how you want to vote, your proxy will be voted “For” each of the proposals to be voted on at the Annual Meeting.

Revocation. Any stockholder returning the accompanying proxy has the power to revoke it at any time before its exercise by giving notice of revocation to the Company, by duly executing and delivering to the Company a proxy card bearing a later date, or by voting in person at the Annual Meeting. Please note, however, if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

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Tabulation. Under Section 216 of the Delaware General Corporation Law (DGCL) and our bylaws, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by signed proxies that are returned to the Company will be counted toward the quorum even though they are marked as “Abstain,” “Against” or “Withhold Authority” on one or more, or all matters, or they are not marked at all. Brokers, banks, or other nominees who hold their customers’ shares in street name, may, under the applicable rules of the exchanges and other self-regulatory organizations of which such brokers, banks, or other nominees are members, sign and submit proxies for such shares and may vote such shares on routine matters. The proposal to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm is considered a routine matter. Brokers, banks, or other nominees may not vote on matters considered non-routine without specific instructions from the customer who owns the shares. The proposal to elect two directors is not considered a routine matter. Proxies signed and submitted by brokers, banks, or other nominees that have not been voted on certain matters are referred to as broker non-votes. Such proxies count toward the establishment of a quorum. We encourage you to provide voting instructions to any broker, bank or other nominee that holds your shares by carefully following the instructions provided in the notice from such entity.

Under Section 216 of the DGCL and our bylaws, the election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of our Common Stock at a meeting at which a quorum is present. Proxies that are marked “Withhold Authority” and broker non-votes will not be counted toward a nominee’s achievement of a plurality and, thus, will have no effect.

The proposal to ratify BDO USA, LLC as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our Common Stock represented in person or by proxy at the Annual Meeting. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote “Against” each proposal. Broker non-votes are disregarded and will have no effect.

Effect of Not Casting Your Vote. If you hold your shares in street name it is critical that you cast your vote if you want it to count. If you hold your shares in street name and you do not instruct your bank, broker, or other nominee how to vote, no votes will be cast on your behalf for any of the proposals to be considered at the Annual Meeting; except, your bank, broker, or other nominee will continue to have discretion to vote any uninstructed shares on the proposal to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Nominees for Election as Directors

We presently have seven directors on our Board of Directors, comprised of three classes with terms expiring at the Annual Meetings in 2015, 2016 and 2017, respectively, and each containing, three, three and two directors, respectively. At the 2015 Annual Meeting, the nominees to the Board of Directors receiving the highest number of votes will be elected as directors to a term of three years expiring in 2018.

Our Board of Directors has nominated Peter F. Drake, Ph.D. and Gordon A. Troup for election as directors to serve for a term of three years. Stockholders may not vote for a greater number of persons than the number of nominees named. Perry A. Karsen, currently a director of the Company whose term expires at the Annual Meeting, has notified the Company that he will not stand for re-election at the Annual Meeting, and accordingly is not included in the nominees, thereby creating a vacancy following the Annual Meeting in the class of directors with terms expiring in 2018.

Only “For” or “Withhold Authority” votes are counted in determining whether a plurality has been cast in favor of a director nominee. You cannot abstain in the election of a director, and broker non-votes are not counted. We have no reason to believe that any nominee will not stand for election or serve as a director. In the event that a nominee fails to stand for election, the proxies will be voted for the election of another person designated by the persons named in the proxy. See the section entitled “General Information–Tabulation."

Set forth below is current biographical information about our directors, including the qualifications, experience and skills that make them suitable for service as a director. Each listed director’s respective experience and qualifications described below led the Compensation, Nominating and Governance Committee (CNG Committee) of our Board of Directors to conclude that such director is qualified to serve as a member of our Board of Directors.

The Board of Directors has nominated the following persons to serve as directors of the Company until the 2018 Annual Meeting:

Peter F. Drake, Ph.D. has served as a director of Navidea since April 2011. Dr. Drake began his career as a biotechnology analyst at Kidder, Peabody and Co. where he was a partner and head of the Healthcare Research Group. In 1988, Dr. Drake co-founded Vector Securities International, an investment banking firm specializing in the life sciences industry, where he was Executive Vice President and Director of Research. In 1993, Dr. Drake co-founded Vector Fund Management, a life sciences venture fund, and Deerfield Management, a healthcare hedge fund. In 1999, Vector Securities International was purchased by Prudential Securities, where he was a Managing Director and Head of Healthcare Research. Dr. Drake is a board member of Trustmark Insurance, a mutual insurance company, and Sequoia Sciences, Inc., a private biotechnology company. Dr. Drake received his undergraduate degree from Bowdoin College, and his Ph.D. in neurobiology and biochemistry from Bryn Mawr College.

Gordon A. Troup has served as a director of Navidea since July 2008. Mr. Troup served as President of the Nuclear Pharmacy Services business at Cardinal Health, Inc. (Cardinal Health), a multinational medical products and services company, from January 2003 until his retirement in December 2007. Mr. Troup joined Cardinal Health in 1990 and was appointed Group President of Pharmaceutical Distribution and Specialty Distribution Services in 1999. Prior to joining Cardinal Health, Mr. Troup was employed for 10 years by American Hospital Supply Corporation and for 3 years by Zellerbach Paper, a Mead Company. Mr. Troup is currently a partner and Chairman of the Board of Scioto Properties, LLC, a provider of group homes to the developmentally disabled nationwide, and Chairman of the Advisory Board of Guild Associates, Inc., a chemical engineering and research and development company serving the energy and military community. Mr. Troup is also a member of several national healthcare trade organizations and is active in a number of not-for-profit organizations. Mr. Troup has a B.S. degree in Business Management from San Diego State University.

The Board of Directors unanimously recommends a vote “FOR” each of the director nominees named above.

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Director whose term ends at the 2015 Annual Meeting:

Perry A. Karsen has served as a director of Navidea since February 2014. Mr. Karsen is currently Chief Executive Officer of Celgene Cellular Therapeutics (CCT), Celgene Corporation’s placental stem cell research and development division. Previously, he was Executive Vice President and Chief Operations Officer at Celgene. Mr. Karsen served as President and Chief Executive Officer at Pearl Therapeutics, a privately-held biotechnology company that was subsequently acquired by Astra-Zeneca, from February 2009 until July 2010. From 2004 to 2009, Mr. Karsen was Senior Vice President and Head of Worldwide Business Development at Celgene and was also responsible for emerging businesses as President, Asia/Pacific Region. Mr. Karsen also held executive roles at Human Genome Sciences, Bristol-Myers Squibb, Genentech and Abbott Laboratories. In addition, Mr. Karsen was a General Partner at Pequot Ventures. Mr. Karsen is a member of the Board of Directors of the Biotechnology Industry Organization (BIO) and a member of the Executive Committee; he is a member of the Board of Directors for the Life Sciences Foundation; a member of the Board of Directors of Agios Pharmaceuticals; and a member of the Board of Directors of Aquilla, Inc. Mr. Karsen has a Masters of Management degree from Northwestern University’s Kellogg Graduate School of Management, a Masters in Teaching of Biology from Duke University, and a B.S. in Biological Sciences from the University of Illinois, Urbana.

Directors whose terms end at the 2016 Annual Meeting:

Brendan A. Ford has served as a director of Navidea since July 2010. Since 2007, Mr. Ford has been a partner in Talisman Capital Partners, a private investment partnership focusing on middle-market companies. From 1991 through 2007, Mr. Ford served in various executive positions including Executive Vice President, Business Development and Corporate Strategy with Cardinal Health, Inc., primarily in capacities related to mergers, acquisitions and related strategic activities, and was involved in over $19 billion in acquisition and disposition transactions for Cardinal. Prior to his service with Cardinal Health, Mr. Ford practiced law with Baker and Hostetler from 1986 to 1991. From 1980 to 1983, Mr. Ford was employed by Touche Ross LLP as a certified public accountant. Mr. Ford has a B.S. in Business from Miami University, and a J.D. from The Ohio State University. Mr. Ford serves as a director and board committee member for several privately held companies.

Eric K. Rowinsky, M.D. has served as a director of Navidea since July 2010. Dr. Rowinsky has served as the Head of Research and Development and Chief Medical Officer of Stemline Therapeutics, Inc. since January 2012. From 2005 to 2009, he served as the Chief Medical Officer and Executive Vice President of Clinical Development, Medical Affairs and Regulatory Affairs of ImClone Systems Incorporated, a life sciences company. Prior to that, Dr. Rowinsky held several positions at the Cancer Therapy & Research Center’s Institute of Drug Development, including Director of the Institute, Director of Clinical Research and SBC Endowed Chair for Early Drug Development, and concurrently served as Clinical Professor of Medicine in the Division of Medical Oncology at the University of Texas Health Science Center at San Antonio. Dr. Rowinsky was an Associate Professor of Oncology at the Johns Hopkins University School of Medicine and on active staff at the Johns Hopkins School of Medicine from 1987 to 1996. Dr. Rowinsky is a member of the boards of directors of Biogen Idec, Inc., BIND Therapeutics, Inc., and Coronado Biosciences, Inc., publicly-held life sciences companies. Dr. Rowinsky has extensive research and drug development experience, oncology expertise and broad scientific and medical knowledge.

Anton Geuth joined our Board of Directors in June 2015. Mr. Gueth began his career in the pharmaceutical business over 30 years ago at Eli Lilly and Company. His global finance and operating experience spans the U.S., Europe, the Middle East and Africa, including Area Director Africa/Middle East and Vice President of Finance for PCS Health Systems. Before joining EVOLUTION Life Science Partners, Mr. Gueth was a Managing Director of Burrill Merchant Bank. He is also the founder and Managing Partner of Gueth Consulting LLC, a consulting firm focusing on pharmaceutical and biotechnology clients in the areas of licensing, early stage financing and alliance management. Mr. Gueth is a member of the board of directors of Antares Pharma. He is also on the board of the California chapter of the American Liver Foundation. An author and lecturer, Mr. Gueth has contributed to industry reports from In Vivo and Ernst and Young as well as business texts on strategic alliances. Mr. Gueth received his master’s degree in public affairs from Indiana University and an M.S. in agricultural economics from Justus Liebig University in Germany.

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Directors whose terms continue until the 2017 Annual Meeting:

Michael M. Goldberg, M.D. has served as a director of Navidea since November 2013. Dr. Goldberg has served as a Managing Partner of Montaur Capital Partners since January 2007. Dr. Goldberg served as the Chief Executive Officer of Emisphere Technologies, Inc., from August 1990 to January 2007 and as its President from August 1990 to October 1995. He served as Vice President of The First Boston Corp., where he was a founding member of the Healthcare Banking Group. Dr. Goldberg is or has been a director of Alliqua, Inc., Echo Therapeutics, Inc., AngioLight, Inc., Urigen Pharmaceuticals, Inc., and Adventrx Pharmaceuticals, Inc. Dr. Goldberg received a B.S. degree from Rensselaer Polytechnic Institute, an M.D. from Albany Medical College of Union University in 1982, and an M.B.A. from Columbia University Graduate School of Business in 1985.

Ricardo J. Gonzalez has served as President and Chief Executive Officer of Navidea since January 2015, and as Chief Executive Officer from October 2014 to December 2014. Prior to joining Navidea, Mr. Gonzalez held positions of increasing responsibility at Spectrum Pharmaceuticals, Inc. (Spectrum) from March 2008 to October 2014. While at Spectrum, Mr. Gonzalez led teams in the U.S. and abroad and played an active role in the evolution of the organization from a product development company to a global commercial enterprise. Most recently he was responsible for designing and leading the globalization and commercialization strategy for international markets including Europe, Asia, Middle East and Latin America. Of Mr. Gonzalez’s over 20 years of experience in the pharmaceutical industry, 14 years have been focused in specialty markets, including HIV/AIDS, Hematology and Oncology. Mr. Gonzalez’s prior experience includes roles in all aspects of product commercialization including sales, marketing, operations, distribution, managed markets, contracting, reimbursement, pricing and government affairs with several companies including Abraxis Oncology, Genzyme, Ligand Pharmaceuticals, Roche Laboratories and GlaxoSmithKline. Mr. Gonzalez earned his B.S. in Business Logistics from Penn State University.

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PROPOSAL NO. 2 – RATIFICATION OF THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP (BDO) was engaged as the Company’s principal accountant on September 27, 2005, and has audited the Company’s financial statements for each of the ten fiscal years in the period ended December 31, 2014. The Audit Committee has selected BDO as the Company’s independent registered public accounting firm for purposes of auditing our financial statements for the current fiscal year ending December 31, 2015. Although not required, the Board of Directors is submitting its selection to the stockholders of the Company for ratification. The Board of Directors will reconsider the appointment of BDO if its selection is not ratified by the stockholders. A representative of BDO is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he so desires and is expected to be available to respond to appropriate questions of stockholders.

The Board of Directors recommends that our stockholders vote “FOR” ratification of the appointment of BDO.

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Information Concerning the Board of Directors

and Executive Officers

Directors

Set forth below are the names and committee assignments of the persons who constitute our Board of Directors.

Name	Age	Committee(s)
Peter F. Drake, Ph.D.	61	Compensation, Nominating and Governance (Chairman)
Brendan A. Ford	57	Audit (Chairman)
Michael M. Goldberg, M.D.	56	—
Ricardo J. Gonzalez	44	—
Anton Gueth	58	—
Perry A. Karsen	60	Audit; Compensation, Nominating and Governance
Eric K. Rowinsky, M.D.	58	—
Gordon A. Troup	61	Audit; Compensation, Nominating and Governance

Director Qualifications

The Board of Directors believes that individuals who serve on the Board should have demonstrated notable or significant achievements in their respective field; should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of our stockholders. The following are qualifications, experience and skills for Board members which are important to our business and its future:

•	General Management. Directors who have served in senior leadership positions are important to us as they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board of Directors, are enhanced by their leadership experience developed at businesses or organizations that operated on a global scale, faced significant competition, or involved other evolving business models.
•	Industry Knowledge. Because we are a pharmaceutical development company, education or experience in our industry, including medicine, pharmaceutical development, marketing, distribution, or the regulatory environment, is important because such experience assists our Directors in understanding and advising our Company.
•	Business Development/Strategic Planning. Directors who have a background in strategic planning, business development, strategic alliances, mergers and acquisitions, and teamwork and process improvement provide insight into developing and implementing strategies for growing our business.
•	Finance/Accounting/Control. Knowledge of capital markets, capital structure, financial control, audit, reporting, financial planning, and forecasting are important qualities of our directors because such qualities assist in understanding, advising, and overseeing our Company’s capital structure, financing and investing activities, financial reporting, and internal control of such activities.
•	Board Experience/Governance. Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the chief executive officer and other management personnel, the importance of particular agenda and oversight matters, and oversight of a changing mix of strategic, operational, and compliance-related matters.

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Board of Directors Meetings

Our Board of Directors held a total of 21 meetings in the fiscal year ended December 31, 2014, and each of the directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and committees (if any) on which he served. It is our policy that all directors attend the Annual Meeting of Stockholders. However, conflicts and unforeseen events may prevent the attendance of a director, or directors. All then-current members of our Board of Directors attended the 2014 Annual Meeting of Stockholders in person.

Board of Directors Leadership Structure and Role in Risk Oversight

Our Board of Directors has determined that it is generally in the best interests of the Company and its stockholders that the roles of Chairman of the Board and Chief Executive Officer be held by different individuals within our organization. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board, Gordon A. Troup, provides strategic guidance, presides over meetings of the full Board of Directors, and acts as the lead independent director. The Board of Directors believes that this structure helps facilitate the role of the independent directors in the oversight of the Company and the active participation of the independent directors in setting agendas and establishing priorities and procedures that work for the Board of Directors. The Chairman of the Board also acts as a key liaison between the Board of Directors and management. Moreover, in addition to feedback provided during the course of meetings of the Board of Directors, our independent directors have executive sessions led by the Chairman of the Board. Our Chairman of the Board acts as a liaison between the independent directors and the Chief Executive Officer regarding any specific feedback or issues following an executive session of independent directors, provides the Chief Executive Officer with input regarding agenda items for Board of Director and committee meetings, and coordinates with the Chief Executive Officer regarding information to be provided to the independent directors in performing their duties. From time to time, particularly during periods of leadership transition, a lead independent director may be appointed until an independent Chairman of the Board is named.

Our Chief Executive Officer and senior management are responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management, including general oversight of (i) the financial exposure of the Company, (ii) risk exposure as related to overall company portfolio and impact on earnings, (iii), oversight for information technology security and risk, and (iv) all systems, processes, and organizational structures and people responsible for finance and risk functions. Certain risks are overseen by committees of the Board of Directors and these committees make reports to the full Board of Directors, including reports on noteworthy risk management issues. Financial risks are overseen by the Audit Committee which meets with management to review the Company’s major financial risk exposure and the steps management has taken to monitor and control such exposures. Compensation risks are overseen by the CNG Committee.

Members of the Company’s senior management report to the full Board of Directors about their areas of responsibility, including reports regarding risk within such area of responsibility and the steps management has taken to monitor and control such exposures. Additional review or reporting of risks is conducted as needed or as requested by the Board of Directors or committee.

Independence

Our Board of Directors has adopted the definition of “independence” as described under the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) Section 301, Rule 10A-3 under the Securities Exchange Act of 1934 (the Exchange Act) and Section 803A of the NYSE MKT Company Guide. Our Board of Directors has determined that Messrs. Ford, Gueth, Karsen and Troup, and Dr. Drake, meet the independence requirements.

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Compensation, Nominating and Governance Committee

The CNG Committee of the Board of Directors discharges the Board’s responsibilities relating to the compensation of the Company's directors, executive officers and associates, identifies and recommends to the Board of Directors nominees for election to the Board, and assists the Board in the implementation of sound corporate governance principles and practices. With respect to its compensation functions, the CNG Committee evaluates and approves executive officer compensation and reviews and makes recommendations to the Board with respect to director compensation, including incentive or equity-based compensation plans; reviews and evaluates any discussion and analysis of executive officer and director compensation included in the Company’s annual report or proxy statement, and prepares and approves any report on executive officer and director compensation for inclusion in the Company’s annual report or proxy statement required by applicable rules and regulations; and monitors and evaluates, at the Committee’s discretion, matters relating to the compensation and benefits structure of the Company and such other domestic and foreign subsidiaries or affiliates, as it deems appropriate. The members of our CNG Committee are: Peter F. Drake, Ph.D. (Chairman), Perry A. Karsen, and Gordon A. Troup. The CNG Committee held two meetings in the fiscal year ended December 31, 2014 to complement compensation-related discussions held by the full Board. The Board of Directors adopted a written Compensation, Nominating and Governance Committee Charter on February 26, 2009. A copy of the Compensation, Nominating and Governance Committee Charter is posted on the Company’s website at www.navidea.com.

The Committee strives to provide fair compensation to executive officers based on their performance and contribution to the Company and to provide incentives that attract and retain key executives, instill a long-term commitment to the Company, and develop a sense of pride and Company ownership, all in a manner consistent with stockholder interests. In addition, the Committee strives to provide fair compensation to directors, taking into consideration compensation paid to directors of comparable companies and the specific duties of each director.

With respect to its nominating and governance functions, the Committee’s purpose is to:

•	Assist the Board of Directors by identifying individuals qualified to become Board members, and recommend to the Board of Directors the director nominees whenever directors are to be appointed or elected, whether at the next annual meeting of stockholders or otherwise;
•	Review the qualifications and independence of the members of the Board of Directors and its various committees on a periodic basis and make any recommendations to the Board of Directors which the Committee may deem appropriate concerning any recommended changes in the composition or membership of the Board of Directors, or any of its committees;
•	Develop and recommend to the Board of Directors any policies it may deem appropriate with regard to consideration of director candidates to be recommended to security holders;
•	Develop and recommend to the Board of Directors corporate governance principles applicable to the Company;
•	Conduct the annual review of the performance of the Board of Directors, the committees of the Board of Directors and Company’s executive management;
•	Recommend to the Board of Directors director nominees for each committee; and
•	Develop and recommend to the Board of Directors any policies or processes it may deem appropriate for security holders to send communications to the Board of Directors.

Our directors play a critical role in guiding our strategic direction and oversee the management of our Company. Board candidates are considered based on various criteria, such as their broad based business and professional skills and experiences, a global business and social perspective, concern for long term interests of stockholders, and personal integrity and judgment. In addition, directors must have available time to devote to Board activities and to enhance their knowledge of the industry. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to our Company. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors. The Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees; however, how a specific nominee contributes to the diversity of the Board of Directors is considered by the Committee in determining candidates for the Board. The Committee and the Board consider diversity by identifying a nominee’s experience and background and determining how such experience and background will complement the overall makeup of the Board. The Committee and the Board prefer nominees who will contribute to a board that is diverse in terms of business training, experience across a range of industries, leadership, background, and education.

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Our Board of Directors will consider the recommendations of stockholders regarding potential director candidates. In order for stockholder recommendations regarding possible director candidates to be considered by our Board of Directors:

•	such recommendations must be provided to the Board of Directors c/o Brent L. Larson, Navidea Biopharmaceuticals, Inc., 5600 Blazer Parkway, Suite 200, Dublin, Ohio 43017, in writing at least 120 days prior to the one year anniversary date of the Company’s proxy statement released to stockholders in connection with this year’s annual meeting; provided, however, that if the date of the current year’s annual meeting is more than 30 days before or after the first anniversary of the most recently concluded annual meeting, such notice shall be delivered to the Company not more than seven days after the date of the notice of the annual meeting.
•	the nominating stockholder must meet the eligibility requirements to submit a valid stockholder proposal under Rule 14a-8 of the Securities Exchange Act of 1934, as amended;
•	the stockholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate; and
•	the stockholder must follow the procedures set forth in Article III, Section 2 of our Bylaws.

Audit Committee

The Audit Committee of the Board of Directors selects our independent registered public accounting firm with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, the accounting principles that we use in financial reporting, and the adequacy of our internal control procedures. The members of our Audit Committee are: Brendan A. Ford (Chairman), Perry A. Karsen, and Gordon A. Troup, each of whom is “independent” under Section 803A of the NYSE MKT Company Guide. The Board of Directors has determined that Brendan A. Ford meets the requirements of an “audit committee financial expert” as set forth in Section 407(d)(5) of Regulation S-K promulgated by the SEC. The Audit Committee held five meetings in the fiscal year ended December 31, 2014. The Board of Directors adopted a written Amended and Restated Audit Committee Charter on April 30, 2004. A copy of the Amended and Restated Audit Committee Charter is posted on the Company’s website at www.navidea.com.

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REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee consults with our Chief Financial Officer and other key members of our management and with our independent registered public accounting firm with regard to their year-end audit plan, the results of its quarterly reviews conducted in accordance with Public Company Accounting Oversight Board (PCAOB) Interim Standard AU 722, the auditor’s report of audit, and the accompanying management letter, if any; and consults with our Chief Financial Officer and other key members of our management and with our independent registered public accounting firm with regard to the adequacy of our internal accounting controls.

In fulfilling its responsibilities, the Audit Committee selected BDO USA, LLP (BDO) as our independent registered public accounting firm for purposes of auditing our financial statements for the fiscal year ended December 31, 2014. The Audit Committee has reviewed and discussed with management and BDO our audited financial statements; discussed with BDO the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committee); received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with BDO its independence from our Company.

Based on the reviews and discussions with management and BDO, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and filed with the Securities and Exchange Commission.

The Board of Directors evaluated the independence of each member of the Audit Committee. As part of its evaluation, the Board of Directors determined, in the exercise of its business judgment, that each of Messrs. Ford, Karsen and Troup is independent under Section 803A of the NYSE MKT Company Guide and is financially literate.

Based upon its work and the information received in the inquiries outlined above, the Audit Committee is satisfied that its responsibilities under the charter for the period ended December 31, 2014, were met and that our financial reporting and audit processes are functioning effectively.

Submitted by the Audit Committee
of the Board of Directors:

Brendan A. Ford, Chairman
Perry A. Karsen
Gordon A. Troup

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Stockholder Communications

Stockholders may send communications to our Board of Directors, or to individual directors, by mailing communications in writing to Navidea Biopharmaceuticals, Inc., c/o Brent L. Larson, 5600 Blazer Parkway, Suite 200, Dublin, OH 43017.

Executive Officers

In addition to Mr. Gonzalez, the following individuals are executive officers of Navidea and serve in the position(s) indicated below:

Name	Age	Position
Frederick O. Cope, Ph.D.	68	Senior Vice President and Chief Scientific Officer
Thomas J. Klima	43	Senior Vice President and Chief Commercial Officer
Brent L. Larson	52	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
William J. Regan	63	Senior Vice President, Global Regulatory Affairs and Quality and Chief Compliance Officer

Frederick O. Cope, Ph.D., F.A.C.N., C.N.S., has served as Chief Scientific Officer of Navidea since May of 2013, Senior Vice President, Pharmaceutical Research and Clinical Development of Navidea since July 2010 and as Vice President, Pharmaceutical Research and Clinical Development from February 2009 to July 2010. Prior to accepting his position with Navidea, Dr. Cope served as the Assistant Director for Research and Head of Program Research Development for The Ohio State University Comprehensive Cancer Center, The James Cancer Hospital and The Richard J. Solove Research Institute, from April 2001 to February 2009. Dr. Cope also served as head of the Cancer and AIDS product development and commercialization program for the ROSS/Abbott Laboratories division for 10 years, and head of human and veterinary vaccine production and improvement group for Wyeth Laboratories for seven years. Dr. Cope served a fellowship in oncology at the McArdle Laboratory for Cancer Research at the University of Wisconsin and was the honored scientist in residence at the National Cancer Center Research Institute in Tokyo; he is the recipient of the Ernst W. Volwiler Research Award. Dr. Cope is also active in a number of professional and scientific organizations such as serving as an editorial reviewer for several professional journals, and as an advisor/director to the research program of Roswell Park Memorial Cancer Center. Dr. Cope received his B.Sc. from the Delaware Valley College of Science and Agriculture, his M.S. from Millersville University of Pennsylvania and his Ph.D. from the University of Connecticut with full honors.

Thomas J. Klima has served as Senior Vice President and Chief Commercial Officer of Navidea since January 2015. Before joining Navidea, Mr. Klima served as National Sales Director/Head of Sales of Algeta from September 2012 to April 2014, when Algeta was acquired by Bayer AG. Mr. Klima led oncology strategy for Bayer from April 2014 to December 2014. Prior to that, Mr. Klima was Senior Director, Marketing at Dendreon Corporation from September 2009 to September 2012. From February 2000 to September 2009, Mr. Klima held positions of increasing responsibility at Eli Lilly, most recently serving as Director, Marking US Cymbalta Brand Team. Mr. Klima has a B.A. degree in Business Administration and Marketing from Western State College.

Brent L. Larson has served as Executive Vice President of Navidea since May 2013, as Senior Vice President from July 2010 to April 2013, as Vice President, Finance from July 1998 to June 2010, and as Controller from July 1996 to June 1998. Mr. Larson has also served as Navidea’s Chief Financial Officer and Treasurer since February 1999 and as Secretary since 2003. Before joining Navidea, Mr. Larson was employed by Price Waterhouse LLP. Mr. Larson has a B.B.A. degree in accounting from Iowa State University of Science and Technology and is a Certified Public Accountant.

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William J. Regan has served as Chief Compliance Officer of Navidea since March 2015, as Senior Vice President, Global Regulatory Affairs and Quality since February 2014, and as Senior Vice President, Global Regulatory Strategy of Navidea from October 2012 to January 2014. Prior to accepting his position with Navidea, Mr. Regan served as a consultant to Navidea from July 2011 to September 2012. As Principal of Regan Advisory Services (RAS) from September 2006 to September 2012, Mr. Regan consulted on all aspects of regulatory affairs within pharmaceutical, biotechnology and diagnostic imaging businesses, including PET diagnostic agents (cardiovascular, neurology, and oncology), contrast agents, and radiopharmaceuticals. Previous to RAS, Mr. Regan held roles of increasing responsibility in radiopharmaceutical manufacturing, quality assurance, pharmaceutical technology and regulatory affairs at Bristol-Myers Squibb (BMS). From September 2001 to August 2006, he served as global regulatory head for BMS’ Medical Imaging business where he was responsible for all regulatory aspects of the company’s in-market and pipeline products and led regulatory actions resulting in product approvals. Mr. Regan has been an active member in the Society of Nuclear Medicine, Council on Radionuclides and Radiopharmaceuticals (CORAR), and Medical Imaging and Technology Alliance, and formerly served as the industry chair of the Regulatory and Clinical Practice committee on behalf of CORAR. Mr. Regan holds a B.A. in Chemistry from Rutgers University.

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SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 22, 2015, certain information with respect to the beneficial ownership of shares of our common stock by: (i) each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (ii) each director or nominee for director of our Company, (iii) each of the Named Executive Officers (see “Executive Compensation – Summary Compensation Table”), and (iv) our directors and executive officers as a group.

Beneficial Owner	Number of Shares Beneficially Owned (*)		Percent of Class (**)
Frederick O. Cope, Ph.D.	535,189	(a)	—	(l)
Peter F. Drake, Ph.D.	77,829	(b)	—	(l)
Brendan A. Ford	208,633	(b)	—	(l)
Michael M. Goldberg, M.D.	296,325	(c)	—	(l)
Ricardo J. Gonzalez	—	(d)		(l)
Perry A. Karsen	37,528	(c)	—	(l)
Brent L. Larson	910,818	(e)	—	(l)
Cornelia B. Reininger, M.D., Ph.D.	144,392	(f)	—	(l)
Eric K. Rowinsky, M.D.	237,484	(g)	—	(l)
Gordon A. Troup	209,755	(h)	—	(l)
Thomas H. Tulip, Ph.D.	407,216	(i)	—	(l)
All directors and executive officers as a group (13 persons)	3,260,522	(j)(m)	2.1%
Platinum-Montaur Life Sciences, LLC	11,454,831	(k)	7.6%

(*)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated, voting and investment power are exercised solely by the person named above or shared with members of such person’s household.
(**)	Percent of class is calculated on the basis of the number of shares outstanding on May 22, 2015, plus the number of shares the person has the right to acquire within 60 days of May 22, 2015.
(a)	This amount includes 446,000 shares issuable upon exercise of options which are exercisable within 60 days and 13,375 shares in Dr. Cope’s account in the 401(k) Plan, but it does not include 50,000 shares of unvested restricted stock and 366,000 shares issuable upon exercise of options which are not exercisable within 60 days.
(b)	This amount does not include 39,000 shares of unvested restricted stock.
(c)	This amount does not include 22,000 shares of unvested restricted stock.
(d)	This amount does not include 1,000,000 shares issuable upon exercise of options which are not exercisable within 60 days.
(e)	This amount includes 503,000 shares issuable upon exercise of options which are exercisable within 60 days and 98,081 shares in Mr. Larson’s account in the 401(k) Plan, but it does not include 337,000 shares issuable upon exercise of options which are not exercisable within 60 days.
(f)	This amount includes 139,750 shares issuable upon exercise of options which are exercisable within 60 days and 4,642 shares in Dr. Reininger’s account in the 401(k) Plan, but does not include 211,250 shares issuable upon exercise of options which are not exercisable within 60 days.
(g)	This amount includes 73,764 shares issuable upon exercise of options which are exercisable within 60 days, but it does not include 39,000 shares of unvested restricted stock.
(h)	This amount includes 20,000 shares issuable upon exercise of options which are exercisable within 60 days, but it does not include 39,000 shares of unvested restricted stock.
(i)	This amount includes 329,250 shares issuable upon exercise of options which are exercisable within 60 days and 7,193 shares in Dr. Tulip's account in the 401(k) Plan, but it does not include 20,000 shares of unvested restricted stock and 267,750 shares issuable upon exercise of options which are not exercisable within 60 days.

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(j)	This amount includes 1,672,264 shares issuable upon exercise of options which are exercisable within 60 days and 128,144 shares held in the 401(k) Plan on behalf of certain officers, but it does not include 370,000 shares of unvested restricted stock and 2,600,500 shares issuable upon the exercise of options which are not exercisable within 60 days. The Company itself is the trustee of the Navidea Biopharmaceuticals, Inc. 401(k) Plan and may, as such, share investment power over common stock held in such plan. The trustee disclaims any beneficial ownership of shares held by the 401(k) Plan. The 401(k) Plan holds an aggregate total of 376,963 shares of common stock. The 13 persons referenced in this disclosure include each director and named executive officer listed in the table as well as two additional executive officers who are not named executive officers.
(k)	Based on information filed on Schedule 13F with the Securities and Exchange Commission on May 15, 2015. The number of shares beneficially owned by Platinum-Montaur Life Sciences, LLC (Platinum), 250 West 55th Street, 14th Floor, New York, NY 10019, does not include 14,777,130 shares of common stock issuable upon conversion of 4,519 shares of Series B Convertible Preferred Stock. The Certificate of Designation of the Preferred Stock provides that the holder of shares of the Preferred Stock may not convert any of the Preferred Stock to the extent that such conversion or exercise would result in the holder and its affiliates together beneficially owning more than 9.99% of the outstanding shares of common stock, except on 61 days’ prior written notice to Navidea that the holder waives such limitation.
(l)	Less than one percent.
(m)	The address of all directors and executive officers is c/o Navidea Biopharmaceuticals, Inc., 5600 Blazer Parkway, Suite 200, Dublin, OH 43017.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program. The CNG Committee of the Board of Directors is responsible for establishing and implementing our compensation policies applicable to senior executives and monitoring our compensation practices. The CNG Committee seeks to ensure that our compensation plans are fair, reasonable and competitive. The CNG Committee is responsible for reviewing and approving all senior executive compensation, all awards under our cash bonus plan, and awards under our equity-based compensation plans.

Philosophy and Goals of Executive Compensation Plans. The CNG Committee’s philosophy for executive compensation is to:

•	Pay for performance — The CNG Committee believes that our executives should be compensated based upon their ability to achieve specific operational and strategic results. Therefore, our compensation plans are designed to provide rewards for the individual’s contribution to our performance.
•	Pay commensurate with other companies categorized as value creators — The CNG Committee has set a goal that the Company should move towards compensation levels for senior executives that are at or above the 40th to 50th percentile for similar executives in the workforce while taking into account current market conditions and Company performance. This allows us to attract, hire, reward and retain senior executives who formulate and execute our strategic plans and drive exceptional results.

To ensure our programs are competitive, the CNG Committee reviews compensation information of peer companies, national data and trends in executive compensation to help determine the appropriateness of our plans and compensation levels. These reviews, and the CNG Committee’s commitment to pay for performance, become the basis for the CNG Committee’s decisions on compensation plans and individual executive compensation payments.

The CNG Committee has approved a variety of programs that work together to provide a combination of basic compensation and strong incentives. While it is important for us to provide certain base level salaries and benefits to remain competitive, the CNG Committee’s objective is to provide compensation plans with incentive opportunities that motivate and reward executives for consistently achieving superior results. The CNG Committee designs our compensation plans to:

•	Reward executives based upon overall company performance, their individual contributions and creation of stockholder value;
•	Encourage top performers to make a long-term commitment to our Company; and
•	Align executive incentive plans with the long-term interests of stockholders.

The CNG Committee reviews competitive information and individual compensation levels at least annually. During the review process, the CNG Committee addresses the following questions:

•	Do any existing compensation plans need to be adjusted to reflect changes in competitive practices, different market circumstances or changes to our strategic initiatives?
•	Should any existing compensation plans be eliminated or new plans be added to the executive compensation programs?
•	What are the compensation-related objectives for our compensation plans for the upcoming fiscal year?
•	Based upon individual performance, what compensation modifications should be made to provide incentives for senior executives to perform at superior levels?

In addressing these questions, the CNG Committee considers input from management, outside compensation experts and published surveys of compensation levels and practices.

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The CNG Committee does not believe that our compensation policies and practices for our employees give rise to risks that are reasonably likely to have a material adverse effect on the Company. As noted below, our incentive-based compensation is generally tied to Company financial performance (i.e., revenue or gross margin) or product development goals (i.e., clinical trial progress or regulatory milestones). The CNG Committee believes that the existence of these financial performance incentives creates a strong motivation for Company employees to contribute towards the achievement of strong, sustainable financial and development performance, and believes that the Company has a strong set of internal controls that minimize the risk that financial performance can be misstated in order to achieve incentive compensation payouts.

In addition to the aforementioned considerations, the CNG Committee also takes into account the outcome of stockholder advisory (“say-on-pay”) votes, taken every three years, on the compensation of our Chief Executive Officer, Chief Financial Officer, and our other three highest-paid executive officers (the Named Executive Officers). At the Annual Meeting of Stockholders held on July 17, 2014, holders of approximately 74% of our common stock represented in person or by proxy at the meeting voted in favor of the resolution relating to the compensation of our Named Executive Officers. The CNG Committee believes this affirmed stockholders’ support of the Company’s executive compensation program. The CNG Committee will continue to consider the results of future say-on-pay votes when making future compensation decisions for the executive officers.

Scope of Authority of the CNG Committee. The Board of Directors has authorized the CNG Committee to establish the compensation programs for all executive officers and to provide oversight for compliance with our compensation philosophy. The CNG Committee delegates the day-to-day administration of the compensation plans to management (except with respect to our executive officers), but retains responsibility for ensuring that the plan administration is consistent with the Company’s policies. Annually, the CNG Committee sets the compensation for our executive officers, including objectives and awards under incentive plans. Mr. Gonzalez provides input for the CNG Committee regarding the performance and appropriate compensation of the other officers. The CNG Committee gives considerable weight to Mr. Gonzalez’ evaluation of the other officers because of his direct knowledge of each officer’s performance and contributions. The CNG Committee also makes recommendations to the Board of Directors on appropriate compensation for the non-employee directors. In addition to overseeing the compensation of executive officers, the CNG Committee approves awards under short-term cash incentive and long-term equity-based compensation plans for all other employees. For more information on the CNG Committee’s role, see the CNG Committee’s charter, which can be found on our website at www.navidea.com.

Independent Compensation Expertise. The CNG Committee is authorized to retain independent experts to assist in evaluating executive compensation plans and in setting executive compensation levels. These experts provide information on trends and best practices so the CNG Committee can formulate ongoing plans for executive compensation. The CNG Committee retained Pearl Meyer & Partners (Pearl Meyer) as its independent expert to assist in the determination of the reasonableness and competitiveness of the executive compensation plans and senior executives’ individual compensation levels for fiscal 2013. No conflict of interest exists that would prevent Pearl Meyer from serving as independent consultant to the CNG Committee.

For fiscal 2013, Pearl Meyer performed a benchmark compensation review of our key executive positions, including our Named Executive Officers. Pearl Meyer utilized both proprietary survey and proxy reported data from compensation peers, with market data aged to January 1, 2014 by an annualized rate of 3.0%, the expected pay increase in 2013 for executives in the life sciences industry.

In evaluating appropriate executive compensation, it is common practice to set targets at a point within the competitive marketplace. The CNG Committee sets its competitive compensation levels based upon its compensation philosophy. Following completion of the Pearl Meyer study for 2013, the CNG Committee noted that our overall executive compensation was, on average, between the 25th and 50th percentile for an established peer group of companies.

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Peer Group Companies. In addition to the above survey analysis, in 2013 the CNG Committee also reviewed the compensation levels at specific competitive benchmark companies. With input from management, the CNG Committee chose the peer companies because they operate within the biotechnology industry, have market capitalization between $100 million and $500 million, have similar business models to our Company or have comparable key executive positions. While the specific plans for these companies may or may not be used, it is helpful to review their compensation data to provide benchmarks for the overall compensation levels that will be used to attract, hire, retain and motivate our executives.

As competitors and similarly situated companies that compete for the same executive talent, the CNG Committee determined that the following peer group companies most closely matched the responsibilities and requirements of our executives:

OncoGenex Pharmaceuticals, Inc.	Targacept, Inc.
ArQule, Inc.	EXACT Sciences Corp.
Progenics Pharmaceuticals, Inc.	Cell Therapeutics, Inc.
Threshold Pharmaceuticals, Inc.	Rigel Pharmaceuticals, Inc.
Curis, Inc.	ZIOPHARM Oncology, Inc.
Hyperion Therapeutics, Inc.	Delcath Systems, Inc.
Keryx Biopharmaceuticals, Inc.	TG Therapeutics, Inc.
Immunomedics, Inc.	GTx, Inc.

The CNG Committee used the publicly available compensation information for these companies to analyze our competitive position in the industry. The CNG Committee reviewed the base salaries and short-term and long term incentive plans of the executives of these companies to provide background and perspective in analyzing the compensation levels for our executives.

Specific Elements of Executive Compensation.

Base Salary. Using information gathered by Pearl Meyer, peer company data, national surveys, general compensation trend information and recommendations from management, the CNG Committee approved the fiscal 2014 base salaries for our senior executives. Base salaries for senior executives are set using the CNG Committee’s philosophy that compensation should be competitive and based upon performance. Executives should expect that their base salaries, coupled with a cash bonus award, would provide them the opportunity to be compensated at or above the competitive market at the 40th to 50th percentile.

Based on competitive reviews of similar positions, industry salary trends, overall company results and individual performance, salary increases may be approved from time to time. The CNG Committee reviews and approves base salaries of all executive officers.

In setting specific base salaries for fiscal 2014, the CNG Committee considered published proxy data for similar positions at peer group companies.

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The following table shows the increases in base salaries for the Named Executive Officers that were approved for fiscal 2014 compared to the approved salaries for fiscal 2013:

Named Executive Officer	Fiscal 2014 Base Salary (a)	Fiscal 2013 Base Salary	Change (b)
Mark J. Pykett, V.M.D., Ph.D. (c)	$399,000	$437,750	(8.9)%
Ricardo J. Gonzalez (d)	375,000	—	N/A
Frederick O. Cope, Ph.D.	279,130	279,130	—%
Brent L. Larson	260,000	279,575	(7.0)%
Cornelia B. Reininger, M.D., Ph.D.	300,000	300,000	—%
Thomas H. Tulip, Ph.D.	314,000	339,625	(7.5)%

(a)	The amount shown for fiscal 2014 is the approved annual salary of the Named Executive Officer in effect at the end of 2014. The actual amount paid to the Named Executive Officer during fiscal 2014 is shown under “Salary” in the Summary Compensation table below.
(b)	Based on the performance of the Company's stock during 2013, Drs. Pykett and Tulip and Mr. Larson agreed to salary reductions effective January 1, 2014, and Drs. Cope and Reininger did not receive salary increases in 2014.
(c)	Dr. Pykett separated from the Company effective May 30, 2014.
(d)	Mr. Gonzalez commenced employment with the Company effective October 13, 2014.

The CNG Committee did not approve any base salary increases for executive officers in 2015, and base salaries remain at the 2014 levels.

Short-Term Incentive Compensation. Our executive officers, along with all of our employees, are eligible to participate in our annual cash bonus program, which has four primary objectives:

•	Attract, retain and motivate top-quality executives who can add significant value to the Company;
•	Create an incentive compensation opportunity that is an integral part of the employee’s total compensation program;
•	Reward participants’ contributions to the achievement of our business results; and
•	Provide an incentive for individuals to achieve corporate objectives that are tied to our strategic goals.

The cash bonus compensation plan provides each participant with an opportunity to receive an annual cash bonus based on our Company’s performance during the fiscal year. Cash bonus targets for senior executives are determined as a percentage of base salary, based in part on published proxy data for similar positions at peer group companies. The following are the key provisions of the cash bonus compensation plan:

•	The plan is administered by the CNG Committee, which has the power and authority to establish, adjust, pay or decline to pay the cash bonus for each participant, including the power and authority to increase or decrease the cash bonus otherwise payable to a participant. However, the Committee does not have the power to increase, or make adjustments that would have the effect of increasing, the cash bonus otherwise payable to any executive officer. The Committee has the right to delegate to the Chief Executive Officer its authority and responsibilities with respect to the cash bonuses payable to employees other than executive officers.
•	All Company employees are eligible to participate.
•	The CNG Committee is responsible for specifying the terms and conditions for earning cash bonuses, including establishing specific performance objectives. Cash bonuses payable to executive officers are intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. Consequently, each cash bonus awarded to an executive officer must be conditioned on one or more specified “Performance Measures,” calculated on a consolidated basis. Possible Performance Measures include revenues; gross margin; operating income; net income; clinical trial progress; regulatory milestones; or any other performance objective approved by the CNG Committee.
•	As soon as reasonably practicable after the end of each fiscal year, the CNG Committee determines whether and to what extent each specified business performance objective has been achieved and the amount of the cash bonus to be paid to each participant.

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In January 2014, the CNG Committee established the fiscal 2014 targets and performance measures for all Company employees. For fiscal 2014, the cash bonus for each executive officer was a function of the designated target bonus amount and certain business performance objectives, weighted as a percentage of the total target amount. The business performance objectives established for fiscal 2014 were as follows:

•	Achievement of various development and commercial goals for the Company’s Lymphoseek product, including:
o	generation of specified revenue amounts derived directly from Lymphoseek during fiscal 2014, subject to a maximum 40% reduction of bonus if not achieved;
o	approval of the sNDA for Lymphoseek for head and neck cancer, subject to a maximum 5% reduction of bonus if not achieved; and
o	initiation of ex-U.S. commercial launch activities in select countries, subject to a maximum 5% reduction of bonus if not achieved.
•	Achievement of a specified percentage of the total target enrollment in the Company’s NAV4-02 Phase 3 trial for NAV4694, subject to a maximum 10 % reduction of bonus if not achieved.
•	Realization of a specified amount in revenue from ‘business development’ sources such as in-licensing or partnering milestone payments, subject to a maximum 15% reduction of bonus if not achieved.
•	Commencement of a Phase 1 or later stage clinical study for a Manocept platform product candidate, subject to a maximum 5% reduction of bonus if not achieved.
•	Discretionary bonus, equal to 20% of the total bonus objective.

For the Named Executive Officers, the following cash bonus targets were established for fiscal 2014:

Named Executive Officer	Target Cash Bonus (% of Salary)	Target Cash Bonus ($ Amount)
Mark J. Pykett, V.M.D., Ph.D. (a)	50.0%	$199,500
Ricardo J. Gonzalez (b)	50.0%	187,500
Frederick O. Cope, Ph.D.	25.0%	69,783
Brent L. Larson	27.5%	71,500
Cornelia B. Reininger, M.D., Ph.D. (c)	30.0%	90,000
Thomas H. Tulip, Ph.D. (d)	35.0%	109,900

(a)	Dr. Pykett separated from the Company effective May 30, 2014. No bonus was awarded to Dr. Pykett for fiscal 2014.
(b)	Mr. Gonzalez commenced employment with the Company effective October 13, 2014. The cash bonus awarded to Mr. Gonzalez for fiscal 2014 was pro-rated based on time served in his position.
(c)	Dr. Reininger separated from the Company effective May 31, 2015. No bonus was awarded to Dr. Reininger for fiscal 2014.
(d)	Dr. Tulip separated from the Company effective May 31, 2015. No bonus was awarded to Dr. Tulip for fiscal 2014.

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On March 3, 2015, the CNG Committee determined the extent to which the Company’s goals were achieved during 2014. With respect to the first objective, (i) the Company did not generate the specified revenue amounts derived directly from Lymphoseek during fiscal 2014, resulting in a 40% reduction in the target bonus amount; (ii) approval of the sNDA for Lymphoseek for head and neck cancer evidenced successful achievement of that goal; and (iii) ex-U.S. commercial launch activities in select countries were not initiated to the degree expected, resulting in a 5% reduction in the target bonus amount. With regard to the second objective, the specified percentage of the total target enrollment in the Company's NAV4-02 Phase 3 trial for NAV4694 was not achieved as originally intended due to the May 2014 realignment of corporate objectives; however, the CNG Committee concluded that based on the accrual rate for brains that was achieved, there would be no reduction in the target bonus amount. With respect to the third objective, the Company did not realize the specified amount of revenue from ‘business development’ sources such as in-licensing or partnering milestone payments, resulting in a 15% reduction in the target bonus amount. With regard to the fourth objective, commencement of a pilot study in subjects with Kaposi's Sarcoma evidenced successful achievement of that goal. With respect to the discretionary portion of the total bonus opportunity, the CNG Committee concluded, primarily due to the successful achievement of a second sNDA that significantly expanded the Lymphoseek product label, that this component would be subject to no reduction of bonuses for non-executives, with the discretionary portion of executive bonuses to be determined on a case-by-case basis by the CNG Committee. After reviewing the business performance objectives and the related proposed payouts, the CNG Committee approved the total cash bonus payouts for each employee of the Company. The approved cash bonus payouts to the Named Executive Officers, paid in March 2015, are shown under “Non-Equity Incentive Plan Compensation” in the Summary Compensation table below.

On March 26, 2015, the CNG Committee established the fiscal 2015 targets and performance measures for all Company employees. For fiscal 2015, the cash bonus for each executive officer will be a function of the designated target bonus amount and certain business performance objectives, weighted as a percentage of the total target amount. The business performance objectives established for fiscal 2015 are as follows:

•	Achievement of a specified revenue amounts from Lymphoseek sales during fiscal 2015, subject to a maximum 65% reduction of bonus if not achieved.
•	Adherence to corporate, departmental and project budgets to within a variance of +/- 5%, subject to maximum 15% reduction of bonus if not achieved.
•	Initiation of enrollment in a clinical trial in support of Lymphoseek Life Cycle management in one of the following indications: gynecological, genitourinary and/or gastrointestinal tumors, subject to a maximum 5% reduction of bonus if not achieved.
•	Achievement of the following goals related to Macrophage Therapeutics, subject to a maximum 5% reduction of bonus if not achieved:
o	Form and engage the scientific advisory board to inform disease target selection; and
o	Establish a development plan based on disease targets.
•	Discretionary bonus, equal to 10% of the total bonus objective.

The CNG Committee approved the following target cash bonus amounts for the Named Executive Officers for fiscal 2015: Mr. Gonzalez, $187,500; Dr. Cope, $97,696; and Mr. Larson, $91,000. No target cash bonus amounts were approved for Dr. Reininger or Dr. Tulip due to their separation from the Company in May 2015.

Long-Term Incentive Compensation. All Company employees are eligible to receive equity awards in the form of stock options or restricted stock. Equity instruments awarded under the Company’s equity-based compensation plan are based on the following criteria:

•	Analysis of competitive information for comparable positions;
•	Evaluation of the value added to the Company by hiring or retaining specific employees; and
•	Each employee’s long-term potential contributions to our Company.

Although equity awards may be made at any time as determined by the CNG Committee, they are generally made to all full-time employees once per year or on the recipient’s hire date in the case of new-hire grants.

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The CNG Committee’s philosophy on equity awards is that equity-based compensation is an effective method to align the interests of stockholders and management and focus management’s attention on long-term results. When awarding equity-based compensation the CNG Committee considers the impact the participant can have on our overall performance, strategic direction, financial results and stockholder value. Therefore, equity awards are primarily based upon the participant’s position in the organization, competitive necessity and individual performance. Equity awards for senior executives are determined as a percentage of base salary, based on published proxy data for similar positions at peer group companies. Stock option awards have vesting schedules over several years to promote long-term performance and retention of the recipient, and restricted stock awards may include specific performance criteria for vesting or vest over a specified period of time.

In March 2015, the CNG Committee approved the grant of options to purchase shares of common stock of the Company to full-time Company employees, including certain of the Named Executive Officers. The stock options have an exercise price of $1.65, vest as to one-third of the shares on each of the first three anniversaries of the date of grant, and expire on the tenth anniversary of the date of grant. If the employment of the Named Executive Officer with the Company is terminated due to a change in control or without cause before all of the stock options have vested, then pursuant to the terms of the stock option award agreement all stock options that have not vested at the effective date of the Named Executive Officer’s termination shall immediately vest and become exercisable. The following number of options was granted to each Named Executive Officer: Mr. Gonzalez, 0; Dr. Cope, 162,000; Mr. Larson, 151,000; Dr. Reininger, 0; and Dr. Tulip, 0.

Other Benefits and Perquisites. The Named Executive Officers participate in other benefit plans on the same terms as other employees. These plans include medical, dental, vision, disability and life insurance benefits, and our 401(k) retirement savings plan (the 401(k) Plan).

Our vacation policy allows employees to carry up to 40 hours of unused vacation time forward to the next fiscal year. Any unused vacation time in excess of the amount eligible for rollover is generally forfeited. However, from time to time, due to high demands on our employees during a given fiscal year, we may elect to pay out for unused vacation time in excess of the amount eligible for rollover. The amount paid is calculated based on the employee’s salary in effect at the end of the fiscal year to which the unused vacation time relates.

Our Named Executive Officers are considered “key employees” for purposes of IRC Section 125 Plan non-discrimination testing. Based on such non-discrimination testing, we determined that our Section 125 Plan was “top-heavy.” As such, our key employees are ineligible to participate in the Section 125 Plan and are unable to pay their portion of medical, dental, and vision premiums on a pre-tax basis. As a result, the Company reimburses its key employees an amount equal to the lost tax benefit.

We pay group life insurance premiums on behalf of all employees, including the Named Executive Officers. The benefit provides life insurance coverage at two times the employee’s annual salary plus $10,000, up to a maximum of $630,000.

We also pay group long-term disability insurance premiums on behalf of all employees, including the Named Executive Officers. The benefit provides long-term disability insurance coverage at 60% of the employee’s annual salary, up to a maximum of $10,000 per month, beginning 180 days after the date of disability and continuing through age 65.

401(k) Retirement Plan. All employees are given an opportunity to participate in our 401(k) Plan, following a new-hire waiting period. The 401(k) Plan allows participants to have pre-tax amounts withheld from their pay and provides for a discretionary employer matching contribution (currently, a 40% match up to 5% of salary in the form of our common stock). Participants may invest their contributions in various fund options, but are prohibited from investing their contributions in our common stock. Participants are immediately vested in both their contributions and Company matching contributions. The 401(k) Plan qualifies under section 401 of the Internal Revenue Code, which provides that employee and company contributions and income earned on contributions are not taxable to the employee until withdrawn from the Plan, and that we may deduct our contributions when made.

22

Employment Agreements

Our senior executive officers are employed under employment agreements which specify the terms of their employment such as base salary, benefits, paid time off, and post-employment benefits as shown in the tables below. Our employment agreements also specify that if a change in control occurs with respect to our Company and the employment of a senior executive officer is concurrently or subsequently terminated:

•	by the Company without cause (cause is defined to include any willful breach of a material duty by the senior executive officer in the course of his or her employment or willful and continued neglect of his or her duty as an employee);
•	by the expiration of the term of the employment agreement; or
•	by the resignation of the senior executive officer because his or her title, authority, responsibilities, salary, bonus opportunities or benefits have materially diminished, a material adverse change in his or her working conditions has occurred, his or her services are no longer required in light of the Company’s business plan, or we breach the agreement;

then, the senior executive officer would be paid a severance payment as disclosed in the tables below. For purposes of such employment agreements, a change in control includes:

•	the acquisition, directly or indirectly, by a person (other than our Company, an employee benefit plan established by the Board of Directors, or a participant in a transaction approved by the Board of Directors for the principal purpose of raising additional capital) of beneficial ownership of 30% or more of our securities with voting power in the next meeting of holders of voting securities to elect the Directors;
•	a majority of the Directors elected at any meeting of the holders of our voting securities are persons who were not nominated by our then current Board of Directors or an authorized committee thereof;
•	our stockholders approve a merger or consolidation of our Company with another person, other than a merger or consolidation in which the holders of our voting securities outstanding immediately before such merger or consolidation continue to hold voting securities in the surviving or resulting corporation (in the same relative proportions to each other as existed before such event) comprising 80% or more of the voting power for all purposes of the surviving or resulting corporation; or
•	our stockholders approve a transfer of substantially all of our assets to another person other than a transfer to a transferee, 80% or more of the voting power of which is owned or controlled by us or by the holders of our voting securities outstanding immediately before such transfer in the same relative proportions to each other as existed before such event.

Mark J. Pykett, V.M.D., Ph.D. Prior to his separation on May 30, 2014, Dr. Pykett was employed under a 20.5-month employment agreement effective through December 31, 2015. The employment agreement provided for an annual base salary of $399,000. For the calendar year ending December 31, 2014, no cash bonus was paid to Dr. Pykett.

Ricardo J. Gonzalez. Mr. Gonzalez is employed under a 36-month employment agreement effective through October 13, 2017. The employment agreement provides for an annual base salary of $375,000. For the calendar year ending December 31, 2014, the CNG Committee awarded Mr. Gonzalez a cash bonus of $16,241.

Frederick O. Cope, Ph.D. Dr. Cope was employed under a 24-month employment agreement effective through December 31, 2014. The employment agreement provided for an annual base salary of $271,000. Effective May 1, 2013, Dr. Cope’s annual base salary was increased to $279,130. For the calendar year ending December 31, 2014, the CNG Committee awarded Dr. Cope a cash bonus of $27,913. Although Dr. Cope’s employment agreement expired on December 31, 2014, the terms of the agreement provided for continuation of certain terms of the employment agreement as long as Dr. Cope continues to be an employee of the Company following expiration of the agreement.

23

Brent L. Larson. Mr. Larson was employed under a 24-month employment agreement effective through December 31, 2014. The employment agreement provided for an annual base salary of $265,000. Effective May 1, 2013, Mr. Larson’s annual base salary was increased to $279,575. Effective January 1, 2014, Mr. Larson agreed to a reduction in his annual base salary to $260,000. For the calendar year ending December 31, 2014, the CNG Committee awarded Mr. Larson a cash bonus of $17,875. Although Mr. Larson’s employment agreement expired on December 31, 2014, the terms of the agreement provided for continuation of certain terms of the employment agreement as long as Mr. Larson continues to be an employee of the Company following expiration of the agreement.

Cornelia B. Reininger, M.D., Ph.D. Prior to her separation on May 31, 2015, Dr. Reininger was employed under a 21-month employment agreement effective through December 31, 2015. The employment agreement provided for an annual base salary of $300,000. For the calendar year ending December 31, 2014, the CNG Committee awarded no cash bonus to Dr. Reininger.

Thomas H. Tulip, Ph.D. Prior to his separation on May 31, 2015, Dr. Tulip was employed under a 24-month employment agreement effective through May 31, 2014. The employment agreement provided for an annual base salary of $325,000. Effective May 1, 2013, Dr. Tulip’s annual base salary was increased to $339,625. Effective January 1, 2014, Dr. Tulip agreed to a reduction in his annual base salary to $314,000. For the calendar year ending December 31, 2014, the CNG Committee awarded no cash bonus to Dr. Tulip. Although Dr. Tulip’s employment agreement expired on May 31, 2014, the terms of the agreement provided for continuation of certain terms of the employment agreement as long as Dr. Tulip continued to be an employee of the Company following expiration of the agreement.

24

Post-Employment Compensation

The following tables set forth the expected benefit to be received by each of our Named Executive Officers in the event of his termination resulting from various scenarios, assuming a termination date of December 31, 2014 and a stock price of $1.89, our closing stock price on December 31, 2014.

Mark J. Pykett, V.M.D., Ph.D.

Prior to his separation, Dr. Pykett was employed under a 20.5-month employment agreement effective through December 31, 2015. Pursuant to the employment agreement, Dr. Pykett served as our Chief Executive Officer until his separation from the Company. Effective May 30, 2014, the Company and Dr. Pykett entered into a Separation Agreement and Release. Following the termination date, Dr. Pykett was entitled to receive (i) a $750,000 severance payment, payable in two equal installments on June 9, 2014, and January 2, 2015, respectively; (ii) a single payment for accrued vacation and personal days; and (iii) reimbursement for certain other expenses and fees. Certain of Dr. Pykett's equity awards terminated upon separation, while others were modified in conjunction with the Separation Agreement and the Consulting Agreement described below.

Effective June 1, 2014, the Company and Dr. Pykett entered into a Consulting Agreement pursuant to which Dr. Pykett was to serve as an independent consultant to the Company until December 31, 2014 with respect to clinical-regulatory activities, commercial activities, program management, and business development, among other services. Dr. Pykett was entitled to a consulting fee of $27,500 per month plus reimbursement of reasonable expenses. The Consulting Agreement also provided for a grant of 40,000 shares of restricted stock which were to vest upon certain service and performance conditions.

Dr. Pykett terminated the Consulting Agreement effective September 8, 2014. Certain of Dr. Pykett's equity awards were forfeited upon termination of the Consulting Agreement, while others vested on December 1, 2014 due to achievement of certain goals during the period of the Consulting Agreement, in accordance with the terms of the award agreements.

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Ricardo J. Gonzalez

	For Cause	Resignation	Death	Disability	End of Term	Without Cause	Change in Control
Cash payments:
Severance (a)	$—	$—	$—	$—	$375,000	$375,000	$750,000
Disability supplement (b)	—	—	—	185,100	—	—	—
Paid time off (c)	7,212	7,212	7,212	7,212	7,212	7,212	7,212
Continuation of benefits (d)	—	—	74,608	74,608	—	74,608	74,608
Stock option vesting acceleration (e)	—	—	—	—	630,000	630,000	630,000
Total	$7,212	$7,212	$81,820	$266,920	$1,012,212	$1,086,820	$1,461,820

(a)	Severance amounts are pursuant to Mr. Gonzalez’s employment agreement.
(b)	During the first 6 months of disability, the Company will supplement disability insurance payments to Mr. Gonzalez to achieve 100% salary replacement. The Company’s short-term disability insurance policy currently pays $100 per week for a maximum of 24 weeks.
(c)	Amount represents the value of 40 hours of accrued but unused vacation time as of December 31, 2014.
(d)	Amount represents 34 months of medical, dental and vision insurance premiums at rates in effect at December 31, 2014.
(e)	Pursuant to Mr. Gonzalez’s stock option agreement, all unvested stock options outstanding will vest upon termination at the end of the term of his employment agreement, termination without cause, or a change in control. Amount represents the value of the stock at $1.89, the closing price of the Company’s stock on December 31, 2014, less the exercise price of the options.

26

Frederick O. Cope, Ph.D.

	For Cause	Resignation	Death	Disability	End of Term	Without Cause	Change in Control
Cash payments:
Severance (a)	$—	$—	$—	$—	$245,000	$245,000	$367,500
Disability supplement (b)	—	—	—	137,165	—	—	—
Paid time off (c)	5,368	5,368	5,368	5,368	5,368	5,368	5,368
2014 401(k) match (d)	5,200	5,200	5,200	5,200	5,200	5,200	5,200
Continuation of benefits (e)	—	—	18,528	18,528	—	18,528	18,528
Stock option vesting acceleration (f)	—	—	—	—	15,960	15,960	15,960
Restricted stock vesting acceleration (g)	—	—	—	—	—	—	94,450
Total	$10,568	$10,568	$29,096	$166,261	$271,528	$290,056	$507,006

(a)	Severance amounts are pursuant to Dr. Cope’s employment agreement.
(b)	During the first 6 months of disability, the Company will supplement disability insurance payments to Dr. Cope to achieve 100% salary replacement. The Company’s short-term disability insurance policy currently pays $100 per week for a maximum of 24 weeks.
(c)	Amount represents the value of 40 hours of accrued but unused vacation time as of December 31, 2014.
(d)	Amount represents the value of 2,858 shares of Company stock which was accrued during 2014 as the Company’s 401(k) matching contribution but was unissued as of December 31, 2014.
(e)	Amount represents 12 months of medical, dental and vision insurance premiums at rates in effect at December 31, 2014.
(f)	Pursuant to Dr. Cope’s stock option agreements, all unvested stock options outstanding will vest upon termination at the end of the term of his employment agreement, termination without cause, or a change in control. Amount represents the value of the stock at $1.89, the closing price of the Company’s stock on December 31, 2014, less the exercise price of the options. Amount does not include stock options with an exercise price higher than $1.89, the closing price of the Company’s stock on December 31, 2014.
(g)	Pursuant to Dr. Cope’s restricted stock agreements, certain unvested restricted stock outstanding will vest upon a change in control.

27

Brent L. Larson

	For Cause	Resignation	Death	Disability	End of Term	Without Cause	Change in Control
Cash payments:
Severance (a)	$—	$—	$—	$—	$207,000	$207,000	$310,500
Disability supplement (b)	—	—	—	127,600	—	—	—
Paid time off (c)	5,000	5,000	5,000	5,000	5,000	5,000	5,000
2014 401(k) match (d)	5,200	5,200	5,200	5,200	5,200	5,200	5,200
Continuation of benefits (e)	—	—	26,332	26,332	—	26,332	26,332
Stock option vesting acceleration (f)	—	—	—	—	14,880	14,880	14,880
Total	$10,200	$10,200	$36,532	$164,132	$232,080	$258,412	$361,912

(a)	Severance amounts are pursuant to Mr. Larson’s employment agreement.
(b)	During the first 6 months of disability, the Company will supplement disability insurance payments to Mr. Larson to achieve 100% salary replacement. The Company’s short-term disability insurance policy currently pays $100 per week for a maximum of 24 weeks.
(c)	Amount represents the value of 40 hours of accrued but unused vacation time as of December 31, 2014.
(d)	Amount represents the value of 2,984 shares of Company stock which was accrued during 2014 as the Company’s 401(k) matching contribution but was unissued as of December 31, 2014.
(e)	Amount represents 12 months of medical, dental and vision insurance premiums at rates in effect at December 31, 2014.
(f)	Pursuant to Mr. Larson’s stock option agreements, all unvested stock options outstanding will vest upon termination at the end of the term of his employment agreement, termination without cause, or a change in control. Amount represents the value of the stock at $1.89, the closing price of the Company’s stock on December 31, 2014, less the exercise price of the options. Amount does not include stock options with an exercise price higher than $1.89, the closing price of the Company’s stock on December 31, 2014.

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Cornelia B. Reininger, M.D., Ph.D. (g)

	For Cause	Resignation	Death	Disability	End of Term	Without Cause	Change in Control
Cash payments:
Severance (a)	$—	$—	$—	$—	$300,000	$300,000	$450,000
Disability supplement (b)	—	—	—	147,600	—	—	—
Paid time off (c)	5,769	5,769	5,769	5,769	5,769	5,769	5,769
2014 401(k) match (d)	5,200	5,200	5,200	5,200	5,200	5,200	5,200
Continuation of benefits (e)	—	—	11,652	11,652	—	11,652	11,652
Stock option vesting acceleration (f)	—	—	—	—	17,160	17,160	17,160
Total	$10,969	$10,969	$22,621	$170,221	$328,129	$339,781	$489,781

(a)	Severance amounts are pursuant to Dr. Reininger's employment agreement.
(b)	During the first 6 months of disability, the Company will supplement disability insurance payments to Dr. Reininger to achieve 100% salary replacement. The Company’s short-term disability insurance policy currently pays $100 per week for a maximum of 24 weeks.
(c)	Amount represents the value of 40 hours of accrued but unused vacation time as of December 31, 2014.
(d)	Amount represents the value of 2,747 shares of Company stock which was accrued during 2014 as the Company’s 401(k) matching contribution but was unissued as of December 31, 2014.
(e)	Amount represents 12 months of medical, dental and vision insurance premiums at rates in effect at December 31, 2014.
(f)	Pursuant to Dr. Reininger’s stock option agreements, all unvested stock options outstanding will vest upon termination at the end of the term of his employment agreement, termination without cause, or a change in control. Amount represents the value of the stock at $1.89, the closing price of the Company’s stock on December 31, 2014, less the exercise price of the options. Amount does not include stock options with an exercise price higher than $1.89, the closing price of the Company’s stock on December 31, 2014.
(g)	Effective May 31, 2015, the Company and Dr. Reininger entered into a Separation and Release Agreement. Following the termination date, Dr. Reininger is entitled to receive (i) a $300,000 severance payment; (ii) a single payment of $8,004 for continuation of her car allowance for 12 months, (iii) a single payment of $5,514 for continuation of her health benefits for 12 months; and (iv) a single payment of $6,346 for accrued vacation time. All of Dr. Reininger’s stock option awards vested upon separation, and will expire 90 days following the date of separation.

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Thomas H. Tulip, Ph.D. (h)

	For Cause	Resignation	Death	Disability	End of Term	Without Cause	Change in Control
Cash payments:
Severance (a)	$—	$—	$—	$—	$325,000	$325,000	$487,500
Disability supplement (b)	—	—	—	154,600	—	—	—
Paid time off (c)	6,038	6,038	6,038	6,038	6,038	6,038	6,038
2014 401(k) match (d)	5,200	5,200	5,200	5,200	5,200	5,200	5,200
Continuation of benefits (e)	—	—	—	—	—	—	—
Stock option vesting acceleration (f)	—	—	—	—	18,000	18,000	18,000
Restricted stock vesting acceleration (g)	—	—	—	—	—	—	—
Total	$11,238	$11,238	$11,238	$165,838	$354,238	$354,238	$516,738

(a)	Severance amounts are pursuant to Dr. Tulip’s employment agreement.
(b)	During the first 6 months of disability, the Company will supplement disability insurance payments to Dr. Tulip to achieve 100% salary replacement. The Company’s short-term disability insurance policy currently pays $100 per week for a maximum of 24 weeks.
(c)	Amount represents the value of 40 hours of accrued but unused vacation time as of December 31, 2014.
(d)	Amount represents the value of 2,720 shares of Company stock which was accrued during 2014 as the Company’s 401(k) matching contribution but was unissued as of December 31, 2014.
(e)	Dr. Tulip did not participate in the Company’s medical, dental or vision insurance plans as of December 31, 2014.
(f)	Pursuant to Dr. Tulip’s stock option agreements, all unvested stock options outstanding will vest upon termination at the end of the term of his employment agreement, termination without cause, or a change in control. Amount represents the value of the stock at $1.89, the closing price of the Company’s stock on December 31, 2014, less the exercise price of the options. Amount does not include stock options with an exercise price higher than $1.89, the closing price of the Company’s stock on December 31, 2014.
(g)	Dr. Tulip’s restricted stock agreements do not include provisions for accelerated vesting.
(h)	Effective May 31, 2015, the Company and Dr. Tulip entered into a Separation and Release Agreement. Following the termination date, Dr. Tulip is entitled to receive (i) a $325,000 severance payment; (ii) a single payment of $11,009 for continuation of his health benefits for 12 months; and (iii) a single payment of $24,154 for accrued vacation time. All of Dr. Tulip’s stock option awards vested upon separation, and will expire 90 days following the date of separation. All of Dr. Tulip’s unvested restricted stock was forfeited.

30

Report of Compensation, Nominating and Governance Committee

The CNG Committee is responsible for establishing, reviewing and approving the Company’s compensation philosophy and policies, reviewing and making recommendations to the Board regarding forms of compensation provided to the Company’s directors and officers, reviewing and determining cash and equity awards for the Company’s officers and other employees, and administering the Company’s equity incentive plans.

In this context, the CNG Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement for the Annual Meeting. In reliance on the review and discussions referred to above, the CNG Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

The Compensation, Nominating
and Governance Committee

Peter F. Drake, Ph.D. (Chairman)
Perry A. Karsen
Gordon A. Troup

31

Compensation, Nominating and Governance Committee Interlocks and Insider Participation

The current members of our CNG Committee are: Peter F. Drake, Ph.D. (Chairman), Perry A. Karsen, and Gordon A. Troup, and each served as a member of the CNG Committee during the last completed fiscal year. None of these individuals were at any time during the fiscal year ended December 31, 2014, or at any other time, an officer or employee of the Company.

No director who served on the CNG Committee during 2014 had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the CNG Committee during 2014.

32

Summary Compensation Table

The following table sets forth certain information concerning the annual and long-term compensation of our Named Executive Officers for the last three fiscal years.

Summary Compensation Table for Fiscal 2014

Named Executive Officer	Year	Salary	(a) Stock Awards	(b) Option Awards	(c) Non-Equity Incentive Plan Compensation	(d) All Other Compensation	Total Compensation
Mark J. Pykett, V.M.D., Ph.D. (e)	2014	$166,250	$—	$279,468	$—	$411,669	$857,387
Chief Executive Officer	2013	433,500	—	557,448	127,500	6,749	1,125,197
	2012	425,000	983,700	385,462	140,250	13,808	1,948,220

Ricardo J. Gonzalez (f)	2014	$82,452	$—	$768,247	$16,241	$—	$866,940
President and Chief Executive Officer	2013	—	—	—	—	—	—
	2012	—	—	—	—	—	—

Frederick O. Cope, Ph.D.	2014	$279,130	$—	$144,067	$27,913	$6,173	$457,283
Senior Vice President and	2013	276,420	—	265,888	50,813	6,179	599,300
Chief Scientific Officer	2012	271,000	—	244,768	55,043	11,114	581,925

Brent L. Larson	2014	$260,000	$—	$134,318	$17,875	$6,727	$418,920
Executive Vice President and	2013	274,717	—	260,387	51,013	6,847	592,964
Chief Financial Officer	2012	265,000	—	169,603	49,555	11,404	495,562

Cornelia B. Reininger, M.D., Ph.D. (g)	2014	$300,000	$—	$154,899	$—	$13,652	$468,551
Senior Vice President and	2013	300,000	—	220,045	67,500	98,087	685,632
Chief Medical Officer	2012	—	—	—	—	—	—

Thomas H. Tulip, Ph.D. (h)	2014	$314,000	$—	$162,481	$—	$6,200	$482,681
President and	2013	334,750	—	319,066	71,094	6,000	730,910
Chief Business Officer	2012	314,583	—	314,151	75,075	9,615	713,424

(a)	Amount represents the aggregate grant date fair value in accordance with FASB ASC Topic 718. Assumptions made in the valuation of stock awards are disclosed in Note 1(e) of the Notes to the Consolidated Financial Statements in the Company’s Form 10-K filed March 16, 2015.
(b)	Amount represents the aggregate grant date fair value in accordance with FASB ASC Topic 718. Assumptions made in the valuation of option awards are disclosed in Note 1(e) of the Notes to the Consolidated Financial Statements in the Company’s Form 10-K filed March 16, 2015.
(c)	Amount represents the cash bonuses which have been approved by the CNG Committee and are disclosed for the year in which they were earned (i.e., the year to which the service relates).
(d)	Amount represents additional compensation as disclosed in the All Other Compensation table below.
(e)	Dr. Pykett separated from the Company effective May 30, 2014.
(f)	Mr. Gonzalez commenced employment with the Company effective October 13, 2014.
(g)	Dr. Reininger commenced employment with the Company effective November 1, 2012, and separated from the Company effective May 31, 2015.
(h)	Dr. Tulip separated from the Company effective May 31, 2015.

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All Other Compensation

The following table describes each component of the amounts shown in the “All Other Compensation” column in the Summary Compensation table above.

All Other Compensation Table for Fiscal 2014

Named Executive Officer	Year	(a) Payment for Unused Vacation	(b) Reimbursement of Additional Tax Liability Related to Health Insurance Premiums	(c) 401(k) Plan Employer Matching Contribution	Other		Total All Other Compensation
Mark J. Pykett, V.M.D., Ph.D.	2014	$32,277	$471	$3,921	$375,000	(d)	$411,669
	2013	—	1,749	5,000	—		6,749
	2012	7,212	1,596	5,000	—		13,808

Ricardo J. Gonzalez	2014	$—	$—	$—	$—		$—
	2013	—	—	—	—		—
	2012	—	—	—	—		—

Frederick O. Cope, Ph.D.	2014	$—	$973	$5,200	$—		$6,173
	2013	—	1,179	5,000	—		6,179
	2012	5,096	1,018	5,000	—		11,114

Brent L. Larson	2014	$—	$1,527	$5,200	$—		$6,727
	2013	—	1,847	5,000	—		6,847
	2012	4,808	1,596	5,000	—		11,404

Cornelia B. Reininger, M.D., Ph.D.	2014	$—	$448	$5,200	$8,004	(e)	$13,652
	2013	—	112	5,000	92,975	(f)	98,087
	2012	—	—	—	—		—

Thomas H. Tulip, Ph.D.	2014	$—	$—	$5,200	$1,000	(g)	$6,200
	2013	—	—	5,000	1,000	(g)	6,000
	2012	4,615	—	5,000	—		9,615

(a)	Amount represents payment for unused vacation time in excess of the amount eligible for rollover in a fiscal year, or payment for unused vacation time upon separation from the Company. The amount paid is calculated based on the employee’s salary in effect at the end of the period to which the unused vacation time relates.
(b)	Amount represents reimbursement of the lost tax benefit due to the ineligibility of our Named Executive Officers to pay their portion of medical, dental, and vision premiums on a pre-tax basis under our IRC Section 125 Plan.
(c)	Amount represents the value of the common stock contributed to the Named Executive Officer’s account in our 401(k) Plan as calculated on a quarterly basis.
(d)	Amount represents Dr. Pykett's first separation payment in accordance with his Separation Agreement and Release dated May 30, 2014.
(e)	Amount represents Dr. Reininger's car allowance payments.
(f)	Amount represents Dr. Reininger's moving expenses to relocate from Germany to the U.S. of $58,827, reimbursement of additional income taxes on the value of the moving expenses of $12,857, immigration-related legal fees of $11,953 and car allowance payments totaling $9,338.
(g)	Amount represents Dr. Tulip's additional bonus paid for non-participation in the Company’s medical, dental, and vision plans.

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Grants of Plan-Based Awards

The following table sets forth certain information about plan-based awards that we made to the Named Executive Officers during fiscal 2014. For information about the plans under which these awards were granted, see the discussion under “Short-Term Incentive Compensation” and “Long-Term Incentive Compensation” in the “Compensation Discussion and Analysis” section above.

Grants of Plan-Based Awards Table for Fiscal 2014

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number	All Other Option Awards: Number of Securities	Exercise Price of	Grant Date Fair Value of Stock and
Named Executive Officer	Grant Date	Threshold	Maximum	Threshold	Maximum	of Shares of Stock	Underlying Options	Option Awards	Option Awards
Mark J. Pykett,	N/A	$—	$199,500	—	—	—	—	$—	$—	(a)
V.M.D., Ph.D.	1/28/2014	$—	$—	—	—	—	258,000	$1.77	$279,468	(b)

Ricardo J.	N/A	$—	$187,500	—	—	—	—	$—	$—	(a)
Gonzalez	10/13/2014	$—	$—	—	—	—	1,000,000	$1.26	$768,247	(c)

Frederick O. Cope,	N/A	$—	$69,783	—	—	—	—	$—	$—	(a)
Ph.D.	1/28/2014	$—	$—	—	—	—	133,000	$1.77	$144,067	(b)

Brent L. Larson	N/A	$—	$71,500	—	—	—	—	$—	$—	(a)
	1/28/2014	$—	$—	—	—	—	124,000	$1.77	$134,318	(b)

Cornelia B. Reininger,	N/A	$—	$90,000	—	—	—	—	$—	$—	(a)
M.D., Ph.D.	1/28/2014	$—	$—	—	—	—	143,000	$1.77	$154,899	(b)

Thomas H. Tulip,	N/A	$—	$109,900	—	—	—	—	—	$—	(a)
Ph.D.	1/28/2014	$—	$—	—	—	—	150,000	$1.77	$162,481	(b)

(a)	The threshold amount reflects the fact that no cash bonus awards would have been payable if none of the specified business performance objectives were achieved. The maximum amount reflects the target cash bonus awards payable if all of the specified business performance objectives are achieved. For actual cash bonus award amounts, see the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation table above.
(b)	These stock options vest as to one-fourth on each of the first four anniversaries of the date of grant, and expire on the tenth anniversary of the date of grant. If the employment of the Named Executive Officer with the Company is terminated due to a change in control or without cause before all of the stock options have vested, then pursuant to the terms of the Stock Option Award Agreements all stock options that have not vested at the effective date of the Named Executive Officer’s termination shall immediately vest and become exercisable.
(c)	These stock options shall vest and become exercisable in three tranches, provided that Mr. Gonzalez has been an employee of the Company continuously from the date of grant through the date when such portion of the option vests. The first tranche of 300,000 options will vest and become exercisable on the first anniversary of the date of grant. The second tranche of 300,000 options will vest and become exercisable on or after the second anniversary of the date of grant, provided that the options will not be exercisable with respect to such shares unless and until the average closing price per share of the Company’s common stock for the ten trading days prior to exercise equals or exceeds $2.50 per share. The third tranche of 400,000 options will vest and become exercisable on or after the third anniversary of the date of grant, provided that the options will not be exercisable with respect to such shares unless and until the average closing price per share of the Company’s common stock for the ten trading days prior to exercise equals or exceeds $3.50 per share.

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Outstanding Equity Awards

The following table presents certain information concerning outstanding equity awards held by the Named Executive Officers as of December 31, 2014.

Outstanding Equity Awards Table at Fiscal 2014 Year-End

	Option Awards					Stock Awards
								Equity Incentive Plan Awards
	Number of Securities Underlying Unexercised Options (#)		Option	Option		Number of Shares of Stock that	Market Value of Shares of Stock that	Number of	Market Value of
Named Executive Officer	Exercisable	Unexercisable	Exercise Price	Expiration Date	Note	Have Not Vested	Have Not Vested	Unearned Shares	Unearned Shares (p)	Note
Mark J. Pykett,
V.M.D., Ph.D.

Ricardo J. Gonzalez	—	1,000,000	$1.26	10/13/2024	(m)

Frederick O. Cope,	50,000	—	$0.65	2/16/2019	(e)			50,000	$94,500	(n)
Ph.D.	75,000	—	$1.10	10/30/2019	(f)
	120,000	—	$1.90	12/21/2020	(g)
	63,500	63,500	$3.28	2/17/2022	(i)
	36,250	108,750	$3.08	2/15/2023	(k)
	—	133,000	$1.77	1/28/2024	(l)

Brent L. Larson	40,000	—	$0.26	12/27/2015	(a)
	50,000	—	$0.27	12/15/2016	(b)
	50,000	—	$0.362	1/3/2018	(c)
	25,000	—	$0.59	1/5/2019	(d)
	75,000	—	$1.10	10/30/2019	(f)
	95,000	—	$1.90	12/21/2020	(g)
	44,000	44,000	$3.28	2/17/2022	(i)
	35,500	106,500	$3.08	2/15/2023	(k)
	—	124,000	$1.77	1/28/2024	(l)

Cornelia B. Reininger,	44,000	44,000	$2.85	11/1/2022	(j)
M.D., Ph.D. (q)	30,000	90,000	$3.08	2/15/2023	(k)
	—	143,000	$1.77	1/28/2024	(l)

Thomas H. Tulip,	82,500	27,500	$4.93	6/1/2021	(h)			40,000	$75,600	(o)
Ph.D. (r)	81,500	81,500	$3.28	2/17/2022	(i)
	43,500	130,500	$3.08	2/15/2023	(k)
	—	150,000	$1.77	1/28/2024	(l)

(a)	Options were granted 12/27/2005 and vested as to one-third immediately and on each of the first two anniversaries of the date of grant.
(b)	Options were granted 12/15/2006 and vested as to one-third on each of the first three anniversaries of the date of grant.
(c)	Options were granted 1/3/2008 and vested as to one-third on each of the first three anniversaries of the date of grant.
(d)	Options were granted 1/5/2009 and vested as to one-third on each of the first three anniversaries of the date of grant.
(e)	Options were granted 2/16/2009 and vested as to one-third on each of the first three anniversaries of the date of grant.
(f)	Options were granted 10/30/2009 and vested as to one-third on each of the first three anniversaries of the date of grant.
(g)	Options were granted 12/21/2010 and vest as to one-fourth on each of the first four anniversaries of the date of grant.
(h)	Options were granted 6/1/2011 and vest as to one-fourth on each of the first four anniversaries of the date of grant.
(i)	Options were granted 2/17/2012 and vest as to one-fourth on each of the first four anniversaries of the date of grant.
(j)	Options were granted 11/1/2012 and vest as to one-fourth on each of the first four anniversaries of the date of grant.
(k)	Options were granted 2/15/2013 and vest as to one-fourth on each of the first four anniversaries of the date of grant.

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(l)	Options were granted 1/28/2014 and vest as to one-fourth on each of the first four anniversaries of the date of grant.
(m)	Options were granted 10/13/2014 and shall vest and become exercisable in three tranches, provided that Mr. Gonzalez has been an employee of the Company continuously from the date of grant through the date when such portion of the option vests. The first tranche of 300,000 options will vest and become exercisable on the first anniversary of the date of grant. The second tranche of 300,000 options will vest and become exercisable on or after the second anniversary of the date of grant, provided that the options will not be exercisable with respect to such shares unless and until the average closing price per share of the Company’s common stock for the ten trading days prior to exercise equals or exceeds $2.50 per share. The third tranche of 400,000 options will vest and become exercisable on or after the third anniversary of the date of grant, provided that the options will not be exercisable with respect to such shares unless and until the average closing price per share of the Company’s common stock for the ten trading days prior to exercise equals or exceeds $3.50 per share.
(n)	Restricted shares granted February 16, 2009. Pursuant to the terms of the restricted stock agreement between the Company and Dr. Cope, the restricted shares will vest upon the commencement of patient enrollment in a Phase 3 clinical trial in humans of NAV1800. All of the restricted shares vest upon the occurrence of a change in control as defined in Dr. Cope’s employment agreement. If the employment of Dr. Cope with the Company is terminated for reasons other than a change in control before all of the restricted shares have vested, then pursuant to the terms of the restricted stock agreement all restricted shares that have not vested at the effective date of Dr. Cope’s termination shall immediately be forfeited by Dr. Cope.
(o)	Restricted shares granted June 1, 2011. Pursuant to the terms of the restricted stock agreement between the Company and Dr. Tulip, 20,000 of the restricted shares will vest upon the partnering of Lymphoseek in Europe covering at least four countries, and 20,000 will vest upon the achievement of annual revenue to the Company from Cardinal Health, Inc. related to Lymphoseek of over $2 million per month for three consecutive months following the receipt of commercial marketing clearance in the U.S., if achieved before the 24th month following such marketing clearance. Dr. Tulip’s restricted stock agreements do not include provisions for accelerated vesting. If the employment of Dr. Tulip with the Company is terminated before all of the restricted shares have vested, then pursuant to the terms of the restricted stock agreement all restricted shares that have not vested at the effective date of Dr. Tulip’s termination shall immediately be forfeited by Dr. Tulip.
(p)	Estimated by reference to the closing market price of the Company’s common stock on December 31, 2014, pursuant to Instruction 3 to Item 402(p)(2) of Regulation S-K. The closing price of the Company’s common stock on December 31, 2014, was $1.89.
(q)	Dr. Reininger separated from the Company effective May 31, 2015. All of Dr. Reininger’s stock option awards vested upon separation, and will expire 90 days following the date of separation.
(r)	Dr. Tulip separated from the Company effective May 31, 2015. All of Dr. Tulip’s stock option awards vested upon separation, and will expire 90 days following the date of separation. All of Dr. Tulip’s unvested restricted stock was forfeited.

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Options Exercised and Stock Vested

The following table presents, with respect to the Named Executive Officers, certain information about option exercises and restricted stock vested during fiscal 2014.

Options Exercised and Stock Vested Table for Fiscal 2014

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise (a)	Number of Shares Acquired on Vesting	Value Realized on Vesting (a)
Mark J. Pykett, V.M.D., Ph.D.	—	$—	100,000	$202,900	(b)
Ricardo J. Gonzalez	—	$—	—	$—
Frederick O. Cope, Ph.D.	—	$—	—	$—
Brent L. Larson	96,433	$235,100	—	$—	(c)(d)(e)
Cornelia B. Reininger, M.D., Ph.D.	—	$—	—	$—
Thomas H. Tulip, Ph.D.	—	$—	13,418	$26,780	(f)

(a)	Computed using the fair market value of the stock on the date prior to or the date of exercise or vesting, as appropriate, in accordance with our normal practice.
(b)	On March 17, 2014, 100,000 shares of Dr. Pykett’s restricted stock vested in accordance with the terms of his restricted stock agreement. The market price of the stock on the last trading day prior to the vesting date was $2.03 per share.
(c)	On January 7, 2014, Mr. Larson exercised options to purchase 70,000 shares of common stock at an exercise price of $0.30 per share. After canceling 34,308 shares to cover the exercise price and related taxes, we issued 35,692 shares of common stock to Mr. Larson. The market price of the stock on the last trading day prior to the vesting date was $1.93 per share.
(d)	On March 10, 2014, Mr. Larson exercised options to purchase 50,000 shares of common stock at an exercise price of $0.49 per share. After canceling 12,312 shares to cover the related taxes, we issued 37,688 shares of common stock to Mr. Larson. The market price of the stock on the last trading day prior to the vesting date was $1.99 per share.
(e)	On December 10, 2014, Mr. Larson exercised options to purchase 50,000 shares of common stock at an exercise price of $0.39 per share. After canceling 26,947 shares to cover the exercise price and related taxes, we issued 23,053 shares of common stock to Mr. Larson. The market price of the stock on the last trading day prior to the vesting date was $1.31 per share.
(f)	On October 6, 2014, 20,000 shares of Dr. Tulip’s restricted stock vested upon the partnering of Lymphoseek in two countries in Asia other than Japan. After canceling 6,582 shares to cover the related taxes, we issued 13,418 shares of common stock to Dr. Tulip. The market price of the stock on the vesting date was $1.34 per share.

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Compensation of Non-Employee Directors

Each non-employee director received an annual cash retainer of $50,000 during the fiscal year ended December 31, 2014. The Chairman of the Company’s Board of Directors received an additional annual retainer of $30,000, the Chairman of the Audit Committee received an additional annual retainer of $10,000, and the Chairman of the CNG Committee received an additional annual retainer of $7,500 for their services in those capacities during 2014. We also reimbursed non-employee directors for travel expenses for meetings attended during 2014.

Each non-employee director also received 20,000 shares of restricted stock during 2014 as a part of the Company’s annual stock incentive grants, in accordance with the provisions of the Navidea Biopharmaceuticals, Inc. Fourth Amended and Restated 2002 Stock Incentive Plan. The restricted stock granted will vest on the first anniversary of the date of grant. The aggregate number of equity awards outstanding at February 28, 2015 for each Director is set forth in the footnotes to the beneficial ownership table provided in “Securities Ownership of Certain Beneficial Owners and Management” above. Directors who are also officers or employees of Navidea do not receive any compensation for their services as directors.

The following table sets forth certain information concerning the compensation of non-employee Directors for the fiscal year ended December 31, 2014.

Name	(a) Fees Earned or Paid in Cash or Stock	(b),(c) Option Awards	(d),(e) Stock Awards	All Other Compensation	Total Compensation
Peter F. Drake, Ph.D.	$58,859	$—	$36,600	$—	$95,459
Brendan A. Ford	61,359	—	36,600	—	97,959
Michael M. Goldberg, M.D.	50,000	—	36,600	—	86,600
Perry A. Karsen (f)	45,755	—	37,400	—	83,155
Eric K. Rowinsky, M.D.	50,000	—	36,600	—	86,600
Gordon A. Troup	85,000	—	36,600	—	121,600

(a)	Amount represents fees earned during the fiscal year ended December 31, 2014 (i.e., the year to which the service relates). Quarterly retainers and meeting attendance fees are paid during the quarter following the quarter in which they are earned.
(b)	Amount represents the aggregate grant date fair value in accordance with FASB ASC Topic 718. Assumptions made in the valuation of stock option awards are disclosed in Note 1(e) of the Notes to the Consolidated Financial Statements in the Company’s Form 10-K filed March 16, 2015.
(c)	At December 31, 2014, the non-employee directors held an aggregate of 93,764 options to purchase shares of common stock of the Company. Dr. Rowinsky held 73,764 options and Mr. Troup held 20,000 options.
(d)	Amount represents the aggregate grant date fair value in accordance with FASB ASC Topic 718. Assumptions made in the valuation of restricted stock awards are disclosed in Note 1(e) of the Notes to the Consolidated Financial Statements in the Company’s Form 10-K filed March 16, 2015.
(e)	During the year ended December 31, 2014, the non-employee directors were issued an aggregate of 120,000 shares of restricted stock which vest as to 100% of the shares on the first anniversary of the date of grant. At December 31, 2014, the non-employee directors held an aggregate of 188,000 shares of unvested restricted stock. Drs. Drake and Rowinsky and Messrs. Ford and Troup each held 37,000 shares of unvested restricted stock, and Dr. Goldberg and Mr. Karsen each held 20,000 shares of unvested restricted stock.
(f)	Mr. Karsen was appointed to the board on February 17, 2014.

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CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a code of business conduct and ethics that applies to our directors, officers and all employees. The code of business conduct and ethics is posted on our website at www.navidea.com. The code of business conduct and ethics may be also obtained free of charge by writing to Navidea Biopharmaceuticals, Inc., Attn: Chief Financial Officer, 5600 Blazer Parkway, Suite 200, Dublin, OH 43017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We adhere to our Code of Business Conduct and Ethics, which states that no director, officer or employee of Navidea should have any personal interest that is incompatible with the loyalty and responsibility owed to our Company. We do not currently have a written policy regarding related party transactions. When considering whether to enter into a related party transaction, the Board considers a variety of factors including, but not limited to, the nature and type of the proposed transaction, the potential value of the proposed transaction, the impact on the actual or perceived independence of the related party and the potential value to the Company of entering into such a transaction. All proposed transactions with a potential value of greater than $120,000 are approved by the Board.

Effective November 13, 2013, the Company appointed Michael M. Goldberg, M.D., to serve on its Board of Directors. At the time of his appointment, Dr. Goldberg was Portfolio Manager of Platinum-Montaur Life Sciences, LLC, a Delaware limited liability company (Platinum).

Dr. Goldberg accepted his appointment to serve on the Company’s Board of Directors in accordance with the provisions of a Director Agreement, dated November 13, 2013, between the Company and Dr. Goldberg. Pursuant to the terms of the Director Agreement, Dr. Goldberg has acknowledged and agreed that, for as long as he is a member of the Board of Directors, he will not, directly or indirectly, have any power to direct or cause the direction of the voting or disposition of any securities of the Company directly or beneficially owned by Platinum or its affiliates.

Dr. Goldberg has advised the Company that he separated his and Montaur’s affiliation with Platinum subject to the completion of final financial terms associated with the separation, and has no continuing involvement with management of the investment portfolios of Platinum or its affiliates. He has not advised the Company of the specific terms or timing of such separation.

SEC disclosure rules regarding transactions with “related persons” of an issuer require the Company to provide information about transactions in which Dr. Goldberg had a direct or indirect material interest, even though Dr. Goldberg was not a “related person” of the Company at the time of the transactions described below.

As of March 31, 2015, Platinum beneficially owned approximately 11,454,831 shares of our common stock, excluding 14,777,130 shares of our common stock issuable upon the conversion of 4,519 shares of Series B Convertible Preferred Stock.

In July 2012, we entered into a $35 million credit facility with Platinum (the Platinum Loan Agreement). In March 2014, in connection with entering into a Loan and Security Agreement (the Oxford Loan Agreement) with Oxford Finance LLC (Oxford), providing for a loan to the Company of $30 million, we entered into a second amendment to the Platinum Loan Agreement (the Second Platinum Amendment). Concurrent with the execution of the Second Platinum Amendment, the Company delivered an Amended and Restated Promissory Note (the Second Amended Platinum Note) to Platinum, which amended and restated the First Amended Platinum Note. The Second Amended Platinum Note adjusted the interest rate to the greater of (i) the United States prime rate as reported in The Wall Street Journal plus 6.75%, (ii) 10.0%, and (iii) the highest rate of interest then payable by the Company pursuant to the Oxford Loan Agreement plus 0.125%. Navidea, Platinum, and Oxford also entered into a Subordination Agreement, providing for subordination of the Company’s indebtedness under the Platinum Loan Agreement to the Company’s indebtedness under the Oxford Loan Agreement, among other customary terms and conditions.

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In May 2015, the Company borrowed from Capital Royalty Partners II L.P. and affiliated lenders (Lenders) a total of $50,000,000 (the CRG Loan) pursuant to a Term Loan Agreement (the CRG Loan Agreement), and used a portion of the proceeds to repay all amounts outstanding under the Oxford Loan Agreement in the amount of $31.6 million, which included payments of $289,000 as a pre-payment fee and $2,385,000 as an end-of-term final payment fee.

In connection with the Company entering into the CRG Loan, the Company and Platinum entered into a Third Amendment (the Third Platinum Amendment) to the Platinum Loan Agreement. Platinum and the Lenders also entered into a Subordination Agreement (the Subordination Agreement) providing for the subordination of the Company’s indebtedness to Platinum under the Platinum Loan Agreement to the Company’s indebtedness under the CRG Loan Agreement, among other customary terms and conditions. Contemporaneously with the execution of the Third Platinum Amendment, the Company delivered a Third Amended and Restated Promissory Note (the Third Amended Platinum Note), which amends and restates the Second Amended Platinum Note. Among other things, the Third Platinum Amendment (i) extends the term of the Platinum Loan Agreement until a date six months following the maturity date or earlier repayment of the CRG Loan, and (ii) changes the provisions of the Platinum Loan Agreement governing Platinum’s right to convert advances into common stock of the Company. The Platinum Loan Agreement formerly provided for the optional conversion of advances made on or after June 25, 2013 beginning two (2) years from the date of the advance at conversion price equal to the lesser of (i) 90% of the lowest volume weighted average price for the 10 trading days preceding the date of such conversion request, or (ii) the average volume weighted average trading price for the 10 trading days preceding the date of such conversion request. Under the Third Platinum Amendment, the conversion right now applies to all advances made under the Platinum Loan Agreement, but not until such time as the daily volume weighted average price of the Company’s common stock for the ten (10) preceding trading days exceeds $2.53 per share.

During 2014, the largest aggregate amount of principal outstanding under the Platinum credit facility was $3.2 million, and as of May 15, 2015, the amount of principal outstanding was $7.7 million.

In March 2015, Macrophage Therapeutics, Inc. (MT) entered into an agreement to sell up to 50 shares of its Series A Convertible Preferred Stock (MT Preferred Stock) and warrants to purchase up to 1,500 common shares of MT (MT Common Stock) to Platinum and Dr. Michael Goldberg for a purchase price of $50,000 per unit. A unit consists of one shares of MT Preferred Stock and 30 warrants to purchase MT Common Stock. Under the agreement, 40% of the MT Preferred Stock and warrants are committed to be purchased by Dr. Goldberg, and the balance by Platinum. The full 50 shares of MT Preferred Stock and warrants to be sold under the agreement are convertible into, and exercisable for, MT Common Stock representing an aggregate 1% interest on a fully converted and exercised basis. Navidea owns the remainder of the MT Common Stock. On March 11, 2015, definitive agreements with the investors were signed for the sale of the first tranche of 10 shares of MT Preferred Stock and warrants to purchase 300 shares of MT Common Stock to these investors, with gross proceeds to MT of $500,000.

In addition, we entered into an Exchange Agreement with the investors providing them an option to exchange their MT Preferred Stock for our common stock in the event that MT has not completed a public offering with gross proceeds to MT of at least $50 million by the second anniversary of the closing of the initial sale of MT Preferred Stock, at an exchange rate per share obtained by dividing $50,000 by the greater of (i) 80% of the twenty-day volume weighted average price per share of our common stock on the second anniversary of the initial closing or (ii) $3.00. To the extent that the investors do not timely exercise their exchange right, MT has the right to redeem their MT Preferred Stock for a price equal to $58,320 per share. We also granted MT an exclusive license for certain therapeutic applications of the Manocept technology.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and greater than 10% stockholders, to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission. Copies of the reports are required by SEC regulation to be furnished to us. Based on our review of these reports and written representations from reporting persons, we believe that all reporting persons complied with all filing requirements during the fiscal year ended December 31, 2014, except for: Frederick O. Cope, Ph.D., Brent L. Larson, Mark J. Pykett, V.M.D., Ph.D., William J. Regan, Cornelia B. Reininger, M.D., Ph.D., and Thomas H. Tulip, Ph.D., who each had one late Form 4 filing related to a January 2014 grant of stock options, and William J. Regan, who had one late Form 4 filing related to a May 2014 purchase of stock on the open market.

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees. The aggregate fees billed and expected to be billed for professional services rendered by BDO USA, LLP, primarily related to the audit of the Company’s annual consolidated financial statements for the 2014 fiscal year, the audit of the Company’s internal control over financial reporting as of December 31, 2014, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the 2014 fiscal year, and consents related to the Company's registration statements during the 2014 fiscal year, were $249,500 (including direct engagement expenses).

The aggregate fees billed for professional services rendered by BDO USA, LLP, primarily related to the audit of the Company’s annual consolidated financial statements for the 2013 fiscal year, the audit of the Company’s internal control over financial reporting as of December 31, 2013, and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the 2013 fiscal year, were $227,075 (including direct engagement expenses).

Audit-Related Fees. No fees were billed by BDO USA, LLP for audit-related services for the 2014 or 2013 fiscal years.

Tax Fees. No fees were billed by BDO USA, LLP for tax-related services for the 2014 or 2013 fiscal years..

All Other Fees. No fees were billed by BDO USA, LLP for services other than the audit, audit-related and tax services for the 2014 or 2013 fiscal years.

Pre-Approval Policy. The Audit Committee is required to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor or other registered public accounting firm, subject to the de minimis exceptions for permitted non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the Audit Committee prior to completion of the audit. The Audit Committee, through the function of the Chairman, has given general pre-approval for 100% of specified audit, audit-related, tax and other services.

COST OF SOLICITATION OF PROXIES

We will pay the cost of this solicitation. We may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and we will reimburse such persons for their expenses in so doing.

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GOVERNANCE MATERIALS AVAILABLE ON OUR WEBSITE

Stockholders may find the following information on the Company’s website at www.navidea.com.

•	Navidea’s Code of Business Conduct and Ethics

•	Management and Board of Director biographies

•	Information regarding securities transactions by directors and officers

•	Standing Committee Charters for Audit Committee and Compensation and Nominating and Governance Committee

STOCKHOLDER PROPOSALS

A stockholder proposal intended for inclusion in the proxy statement and form of proxy for the Annual Meeting of Stockholders of the Company to be held in 2016 must be received by the Company before March 18, 2016, at its executive offices, Attention: Brent Larson. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at our 2016 Annual Meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if notice thereof is received by us after April 21, 2016.

A stockholder who wishes to nominate a candidate for election to the Board of Directors must follow the procedures set forth in Article III, Section 2 of our Bylaws. A copy of these procedures is available upon request from the Company at 5600 Blazer Parkway, Suite 200, Dublin, OH 43017, Attention: Brent Larson. In order for a stockholder to nominate a candidate for the Board of Directors election at the 2015 Annual Meeting, notice of the nomination must be delivered to the Company’s executive offices, Attention: Brent Larson, before February 6, 2016.

OTHER BUSINESS

The Board of Directors does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION;

INCORPORATION BY REFERENCE

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The Company’s filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated June 5, 2015. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided or vote through the Internet or by telephone as described in the enclosed proxy card.

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M91137-P66114 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NAVIDEA BIOPHARMACEUTICALS, INC.

The Board of Directors recommends you vote FOR the election of the directors below.

	For All	Withhold All	For All Except
1. To elect as directors each nominee named below for a term of three years and until his successor is duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Peter F. Drake, Ph.D.
02) Gordon A. Troup

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of BDO USA as our independent registered public accounting firm.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date